SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive proxy statement
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VISHAY INTERTECHNOLOGY, INC.
(Name of Registrant as Specified in Its Charter)

_____________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 16, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Wednesday, May 28, 2008, at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay’s business operations. There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 28, 2008.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2008 Annual Meeting of Stockholders

2007 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LINCOLN HIGHWAY
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 28, 2008

The 2008 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, May 28, 2008 at 10:30 a.m., local time. The meeting will be held to consider and act upon:

1.	the election of four directors to hold office until 2011;

2.	the ratification of our independent registered public accounting firm;

3.	the amendment and restatement of our 2007 Stock Option Program;

4.	amendments to our charter documents to limit the maximum size of the Board of Directors to fifteen and to grant the Board of Directors the exclusive authority to establish the size of the Board of Directors; and

5.	such other business as may be brought properly before the meeting.

The stockholders of record at the close of business on April 11, 2008 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

William M. Clancy
Corporate Secretary

Malvern, Pennsylvania
April 16, 2008

TABLE OF CONTENTS

SECTION
About the Meeting	1
Governance of the Company	5
Director Compensation	10
Proposal One – Election of Directors	11
Report of the Audit Committee	14
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	15
Security Ownership of Certain Beneficial Owners and Management	17
Executive Compensation	20
Report of the Compensation Committee	28
Compensation Tables	29
Proposal Three –Amendment and Restatement of Vishay’s 2007 Stock Option Program	40
Proposal Four –Amendment of Vishay’s Charter Documents	47
Certain Relationships and Related Transactions	50
Other Matters	51
Availability of Annual Report and Form 10-K to Stockholders	51
Stockholder Proposals for 2009 Annual Meeting	51
Annex A – Text of Proposed Changes to 2007 Stock Option Program (Proposal Three)	A-1

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2008 Annual Meeting of Stockholders of Vishay to be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, May 28, 2008 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 16, 2008.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually. This year’s meeting will be held on May 28, 2008. There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 11, 2008 as the record date for the 2008 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the stockholder of record. The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors (the “Board”) recommends a vote

  FOR the election of four directors to hold office for terms of three years and until their successors are duly elected  and qualified (see Proposal One);
  FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public  accounting firm for the year ending December 31, 2008 (see Proposal Two);
  FOR the approval of the amendment and restatement of Vishay’s 2007 Stock Option Program (see Proposal  Three); and
  FOR the approval of amendments to Vishay’s charter documents to limit the maximum size of the Board to fifteen members and to grant the Board the exclusive authority to establish the size of the Board (see Proposal Four).

Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were 171,992,205 shares of common stock and 14,352,888 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at Vishay’s offices, located at 63 Lancaster Avenue, Malvern, PA 19355. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposals Two, Three and Four. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). Under the NYSE rules, brokers may vote in their discretion on Proposals One and Two. Non-voted shares held by brokers and represented at the meeting are called broker non-votes. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Accordingly, broker non-votes will have no effect on Proposals One, Two, and Three and will have the same effect as a vote “AGAINST” Proposal Four.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:

  Proposal One. The election of four directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.
  Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2008 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.
  Proposal Three. The approval of the amendment and restatement of the 2007 Stock Option Program requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.
  Proposal Four. The approval of amendments to the Company’s certificate of incorporation and by-laws to limit the maximum size of the Board to fifteen and to grant the Board the exclusive authority to establish the size of the Board requires the affirmative vote of the holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class.

How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR ALL” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals Two, Three and Four.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

  sign and timely return another proxy card bearing a later date;
  provide written notice of the revocation to Vishay’s Corporate Secretary; or
  attend the annual meeting and vote in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the election of directors and the ratification of the independent registered public accounting firm to be routine matters. On these matters, your broker or nominee can vote your street name shares on these items even though you have not provided voting instructions, or choose not to vote your shares on these matters. Proposals Three and Four are not routine and cannot be voted without your instructions.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares or voting power?

Dr. Felix Zandman, Founder, Executive Chairman of the Board of Directors, and Chief Technical and Business Development Officer of Vishay, directly, beneficially, and as voting trustee under a voting trust agreement, has sole or shared voting power over 45.2% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR ALL nominees and FOR all proposals.

According to filings made with the Securities and Exchange Commission (“SEC”), Barclays Global Investors, NA; AXA Financial, Inc.; LSV Asset Management; and State Street Bank & Trust Co. each beneficially own greater than 5% of Vishay’s outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for more information. None of the companies that each beneficially own greater than 5% of Vishay’s outstanding common stock has indicated its intentions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me the proxy materials?

Vishay is required to make these materials available to you.  The SEC recently adopted rules that allow us to change the way we make our proxy statement and other annual meeting materials available to you. The rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this new process for the 2008 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 16, 2008. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These new rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage.  If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay’s investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”). The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:

  Review of Vishay’s performance, strategies, and major decisions;
  Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;
  Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and
  Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.

Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website. These include:

  Corporate Governance Principles
  Code of Business Conduct and Ethics
  Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers
  Audit Committee Charter
  Nominating and Corporate Governance Committee Charter
  Compensation Committee Charter
  Policy on Director Attendance at Annual Meetings
  Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors
  Procedures for Securityholders’ Submissions of Nominating Recommendations
  Securityholder Communications with Directors and Interested Party Communication with Non-Management Directors
  Whistleblower and Ethics Hotline Procedures
  Related Party Transaction Policy

To view these documents, access ir.Vishay.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to, or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of the Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The maximum number of directors has been fixed by the Board of Directors at twelve. There are currently eleven members of the Board. As described in Proposal One, four directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2011. Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

The Board is aware that Dr. Zandman, our Executive Chairman and Chief Technical and Business Development Officer, and his family have approximately $1 million invested in funds managed by the CMS Companies, which are controlled by director Mark Solomon, an amount constituting less than 1% of the total funds under management by these entities. The Board has affirmatively determined that this investment does not constitute a material relationship of Mr. Solomon with Vishay and that there is no other relationship of the non-management directors with Vishay or its management that constitutes a material relationship. The Board also considered social relationships between Dr. Zandman and some of the Company’s non-management directors. The Board has affirmatively determined that these social relationships do not constitute a material relationship between Vishay and these directors.

Accordingly, the Board has concluded that Zvi Grinfas, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, Mark Solomon, and Thomas Wertheimer qualify as independent directors. Each of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2007?

The Board of Directors met five times during the year ended December 31, 2007. In 2007, each director attended at least 80% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served. Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

The non-management directors also periodically meet in sessions where management directors are not present. During the year ended December 31, 2007, the non-management directors met two times.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, and a Compensation Committee, each of which is described below.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The chairman of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors. The current chairman of the Committee is Mr. Hurvitz.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. Also see “Audit Committee Report.”

The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert satisfying the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the 1998 stock plan (which expired March 16, 2008) and the 2007 stock plan of Vishay, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants, and to administer and interpret the stock plans. The Compensation Committee is also authorized, within the limits of our stock option programs, to determine the individuals who are to receive grants and the vesting requirements with respect to those grants and to administer and interpret the programs. The current chairman of the Committee is Mr. Grinfas. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. Also see “Executive Compensation.”

The following table summarizes the composition of these committees as of April 11, 2008:

Nominating and
	Executive	Audit	Corporate Governance	Compensation
	Committee	Committee	Committee	Committee
	(1)			(2)
Dr. Felix Zandman	**	–	–	–
Eliyahu Hurvitz	–	–	**	–
Zvi Grinfas	–	*	–	**
Dr. Abraham Ludomirski	–	–	*	*
Dr. Gerald Paul	*	–	–	–
Wayne M. Rogers	–	*	–	–
Ziv Shoshani	*	–	–	–
Mark I. Solomon	–	–	*	–
Thomas C. Wertheimer	–	**	–	*
Marc Zandman	*	–	–	–
Ruta Zandman	–	–	–	–
Number of Meetings during 2007	0	9	3	4

Actions by Unanimous Consent in Lieu of	1	0	0	1
Meeting during 2007
____________________

(1)	The Executive Committee meets informally once a month to discuss various business issues.

(2)	Messrs. Grinfas and Wertheimer replaced Messrs. Hurvitz and Solomon on the Compensation Committee effective May 22, 2007.

**	Chairman

*	Member

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that its directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for reelection and, if reelected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee sets the fees and scope of engagement. The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; have adequate time to devote to serve on the Board of Directors; and satisfy our retirement policy for directors. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website. For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Security Holders’ Submission of Nominating Recommendations,” which is posted on our website. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com. Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a stockholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with Vishay management.

DIRECTOR COMPENSATION

Our non-employee directors each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during 2007. Concurrent with the annual meeting, each non-employee director receives a retainer fee of $30,000 for serving on the Board of Directors. Directors who are also employees of Vishay do not receive any additional compensation for their service as directors. See “Executive Compensation.”

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2007:

Fees Earned
Name	and Paid in
Cash
Zvi Grinfas	$54,000
Eliyahu Hurvitz	36,000
Dr. Abraham Ludomirski	42,000
Wayne M. Rogers	45,500
Mark I. Solomon	39,500
Thomas C. Wertheimer	52,000
Philippe Gazeau (1)	2,500
____________________

(1)     Mr. Gazeau resigned from the Board of Directors on March 15, 2007.

The Company’s non-management directors did not receive any option awards, stock awards, non-equity incentive compensation, pension, or other compensation in 2007. The Company is proposing to amend and restate its 2007 Stock Option Program to permit awards under the plan to non-management directors and to include awards under the program of restricted stock and restricted stock units. Subject to stockholder approval of the amendment and restatement at the annual meeting, the Board of Directors has determined to award to each of the non-management directors 24,000 restricted stock units, with vesting in three equal annual installments. See Proposal Three.

Mrs. Ruta Zandman is employed by Vishay as a public relations associate and accordingly receives no compensation for her service on the Board of Directors. Mrs. Zandman’s salary for 2007 was $25,000. Mrs. Zandman does not participate in any of Vishay’s retirement or incentive compensation programs.

PROPOSAL ONE

ELECTION OF DIRECTORS

Four directors will be elected to Class II for a term expiring at the annual meeting of stockholders in 2011.

Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers and Mark I. Solomon are the nominees for election as Class II Directors for terms of three years, expiring at the 2011 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

There is a vacancy in the position of one Class I director due to the resignation of Philippe Gazeau on March 15, 2007. The Board of Directors has not nominated a candidate to this position at the annual meeting, but may designate a director for the position at a later time.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring
Nominees for Election as
Class II Directors:

Eliyahu Hurvitz	75	1994	2011
Dr. Abraham Ludomirski	55	2003	2011
Wayne M. Rogers	75	2006	2011
Mark I. Solomon	68	1993	2011

Class I Directors:

Dr. Felix Zandman (1)(2)	79	1962	2010
Zvi Grinfas	67	2003	2010
Dr. Gerald Paul	59	1993	2010

Class III Directors:

Ziv Shoshani (1)	41	2001	2009
Thomas C. Wertheimer	67	2004	2009
Marc Zandman (1)(3)	46	2001	2009
Ruta Zandman (1)	70	2001	2009
____________________

(1)	Dr. Zandman and Ruta Zandman are married. Marc Zandman is their son and Ziv Shoshani is their nephew.

(2)	Executive Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class II Directors – Terms Expiring 2011

Eliyahu Hurvitz is Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, and was President and Chief Executive Officer of Teva prior to stepping down from these positions in April 2002. He serves as Chairman of the Board of The Israel Democracy Institute (IDI), Chairman of the Board of Neuro Survival Technologies Ltd., an Israeli molecular imaging and drug development company, Chairman of the Board of Pontifax Management (G.P) Ltd. and Chairman of the Board of Protalix BioTherapeutics, Inc. He was a member of the Belfer Center for Science and International Affairs at John F. Kennedy School of Government at Harvard University from 2002 until 2005. He received a B.A. in economics and business administration from the Hebrew University in 1957.

Dr. Abraham Ludomirski is the founder and managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices. He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high technology company specializing in miniature electronics and optical and video systems.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel. Mr. Rogers is also president of Wayne M. Rogers & Co., an investment management firm.

Mark I. Solomon is a founder and Chairman of CMS Companies, a provider of financial advisory services, specializing in money management and real estate investments.

Under the Company’s Corporate Governance Principals, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived. The Board has made such a determination with respect to Messrs. Hurvitz and Rogers.

The Board of Directors recommends that you vote “FOR ALL” the nominees as directors.

Class I Directors – Terms Expiring 2010

Dr. Felix Zandman is a founder of Vishay, and has been Executive Chairman of the Board since 1989 and a Director since Vishay’s inception in 1962. In addition to his position as Executive Chairman, Dr. Zandman became Chief Technical and Business Development Officer on January 1, 2005. Dr. Zandman was Chief Executive Officer of Vishay from its inception in 1962 through December 31, 2004, when Dr. Gerald Paul was appointed Chief Executive Officer. Dr. Zandman had been President of Vishay from its inception through March 1998.

Zvi Grinfas has been a technology consultant to Israeli companies since 1988. Prior to that, Mr. Grinfas served in various executive positions including CEO and Chairman of the Board of IMP, Inc., a semiconductor company.

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of Vishay since 1993, and has been President of Vishay since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of Vishay from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of Vishay, since 1991. Dr. Paul has been employed by Vishay and a predecessor company since 1978.

Class III Directors – Terms Expiring 2009

Ziv Shoshani was promoted to the position of Chief Operating Officer effective January 1, 2007. During 2006, he was Deputy Chief Operating Officer. Mr. Shoshani has been Executive Vice President of Vishay since 2000 with various areas of responsibility. Mr. Shoshani has been employed by Vishay since 1995. He is the nephew of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Thomas C. Wertheimer became a director effective May 1, 2004. Mr. Wertheimer is an independent financial and accounting consultant. Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP. In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office. From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board (PCAOB). He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China.

Marc Zandman has been Vice Chairman of the Board since 2003, a Director of Vishay since 2001, and President of Vishay Israel Ltd. since 1998. Mr. Zandman was appointed Chief Administration Officer as of January 1, 2007. Mr. Zandman was Group Vice President of Vishay Measurements Group from 2002 to 2004. Mr. Zandman has served in various other capacities with Vishay since 1984. He is the son of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer.

Ruta Zandman has been employed by Vishay since October 1993 as a Public Relations Associate. She is the wife of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer, and usually accompanies Dr. Zandman on business trips as a representative of Vishay. Mrs. Zandman has shared or contingent voting power over shares representing approximately 25.5% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP: (a) the audited financial statements for the fiscal year ended December 31, 2007; (b) the effectiveness of our internal control over financial reporting; and (c) the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees) and Rule 2-07 of SEC Regulation S-X. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP the firm’s independence. The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2007 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2006 and 2007 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Zvi Grinfas
Wayne M. Rogers

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2008, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since 1968. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2007 and 2006. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2007	2006
Audit fees	$6,500,000	$6,300,000
Audit-related fees	100,000	300,000
Tax fees	900,000	900,000
All other fees	200,000	100,000
Total fees	$7,700,000	$7,600,000

Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans.

Tax fees. These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in fiscal 2007 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

     The Audit Committee and the Board of Directors recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On April 11, 2008, Vishay had outstanding 171,992,205 shares of common stock, each of which entitles the holder to one vote, and 14,352,888 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock			Class B Common Stock
		Right to Acquire
	Amount and	Ownership		Amount and
	Nature of	Under Options		Nature of
	Beneficial	Exercisable	Percent	Beneficial	Percent	Voting
Name	Ownership	within 60 days	of Class	Ownership	of Class	Power
Directors and Executive Officers
Dr. Felix Zandman	153	67,526	*	14,261,316 (1)	99.4%	45.2%
Zvi Grinfas	1,000	-	*	-	-	*
Richard N. Grubb	60,393	45,000	*	-	-	*
Eliyahu Hurvitz	11,996	-	*	-	-	*
Dr. Abraham Ludomirski	1,000	-	*	-	-	*
Dr. Gerald Paul	62,004	45,000	*	-	-	*
Wayne M. Rogers	19,342	-	*	-	-	*
Ziv Shoshani	6,376	34,166	*	-	-	*
Mark I. Solomon	16,552	-	*	-	-	*
Thomas C. Wertheimer	1,400	-	*	-	-	*
Marc Zandman	4,278	34,166	*	1,500 (2)	*	*
Ruta Zandman(3)	1,159	-	*	8,000,100 (3)	55.7%	25.5%
All Directors and Executive
Officers as a group (12 Persons)
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355	185,653	225,858	*	14,262,816	99.4%	45.3%

Barclays Global Investors NA (4)	11,152,388	-	6.5%	-	-	-
45 Fremont Street
San Francisco, CA 94105

AXA Financial, Inc. (5)	9,482,503	-	5.5%	-	-	-
1290 Avenue of the Americas
New York, NY 10104

LSV Asset Management (6)	9,328,416	-	5.4%	-	-	-
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

State Street Bank & Trust Co. (7)	8,726,730	-	5.1%	-	-	-
State Street Financial Center
One Lincoln Street
Boston, MA 02111

____________________

*	Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)	Includes 616,734 shares of Class B common stock directly owned by Dr. Felix Zandman; 8,000,100 shares held in a family trust, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman; and 5,644,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control. The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,510,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of Vishay.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)	Includes 8,000,100 shares of Class B common stock held in a family trust, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman. Excludes 616,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)	Based on information provided in a Schedule 13G filed on February 5, 2008 by Barclays Global Investors, NA; Barclays Global Investors, NA consists of Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Ltd., Barclays Global Investors Japan Ltd., Barclays Global Investors Canada Ltd., Barclays Global Investors Australia Ltd. and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, Barclays Global Investors, NA may be deemed to have sole power to vote or direct the vote with respect to 6,467,213 shares of common stock; and sole power to dispose or direct the disposition with respect to 8,018,109 shares. Barclays Global Fund Advisors may be deemed to have sole power to vote or direct the vote with respect to 2,551,980 shares of common stock; and sole power to dispose or direct the disposition with respect to 2,551,980 shares. Barclays Global Investors, Ltd. may be deemed to have sole power to vote or direct the vote with respect to 312,335 shares of common stock; and sole power to dispose or direct the disposition with respect to 367,116 shares. Barclays Global Investors Japan Limited may be deemed to have sole power to vote or direct the vote with respect 204,158 shares of common stock; and sole power to dispose or direct the disposition with respect to 204,158 shares. Barclays Global Investors Canada Limited may be deemed to have sole power to vote or direct the vote with respect to 11,025 shares of common stock; and sole power to dispose or direct the disposition with respect to 11,025 shares.

(5)	Based on information provided in a Schedule 13G/A filed on February 14, 2008 by AXA Financial, Inc., a majority of shares reported in that Schedule 13G/A are held by unaffiliated third-party client accounts in three mutual insurance companies managed by Alliance Capital Management LP, an investment advisor. Alliance Capital Management LP is a majority-owned subsidiary of AXA Financial, Inc. The three French mutual insurance companies are AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively “AXA Mutuelles”). According to the Schedule 13G/A, AXA Mutuelles may be deemed to have sole power to vote or direct the vote with respect to 6,232,138 shares of common stock; shared power to vote or direct the vote of 23,168 shares; sole power to dispose or direct the disposition with respect 9,482,343 shares; and shared power to dispose or direct the disposition with respect to 160 shares. AXA Financial, Inc. may be deemed to have sole power to vote or direct the vote with respect 3,863,394 shares of common stock; shared power to vote or direct the vote with respect to 23,168 shares; sole power to dispose or direct the disposition with respect to 4,302,441 shares; and shared power to dispose or direct the disposition with respect to 160 shares. AXA may be deemed to have sole power to vote or direct the vote with respect to 6,232,138 shares of common stock; shared power to vote or direct the vote of 23,168 shares; sole power to dispose or direct the disposition with respect 9,482,343 shares; and shared power to dispose or direct the disposition with respect to 160 shares.

(6)	Based on information provided in a Schedule 13G filed on February 12, 2008 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 9,328,416 shares of common stock; and sole power to dispose or direct the disposition with respect to 9,328,416 shares.

(7)	Based on information provided in a Schedule 13G filed on February 12, 2008 by State Street Bank & Trust Co. According to the Schedule 13G, State Street Bank & Trust Co. may be deemed to have sole power to vote or direct the vote with respect to 8,726,730 shares of common stock; and shared power to dispose or direct the disposition with respect to 8,726,730 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC. Copies of these reports are also required to be supplied to Vishay. Vishay believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2007, except that each of Dr. Zandman, Dr. Paul, Mr. Grubb, Mr. Shoshani and Mr. Zandman inadvertently failed to report timely on Form 4 their annual awards of phantom stock units for the years 2004 through 2007, although these awards have been regularly disclosed in the proxy discussion of the compensation arrangements of these executives, and Messrs. Shoshani and Zandman inadvertently failed to make a timely filing with respect to a stock option grant in 2007. All of the Forms 4 have now been filed.

Compensation Committee Interlocks and Insider Participation

Dr. Ludomirski and Messrs. Grinfas and Wertheimer are the members of the Compensation Committee. Mr. Solomon was a member of the Compensation Committee through May 22, 2007. Dr. Zandman and his family have approximately $1 million invested in various funds managed by the CMS Companies, of which Mr. Solomon is the Chairman.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The named executive officers of Vishay, along with their respective ages and positions with Vishay, as of April 11, 2008, are as follows:

Name	Age	Position
Felix Zandman*	79	Executive Chairman of the Board, Chief Technical and Business Development Officer
Gerald Paul*	59	Chief Executive Officer, President and Director
Marc Zandman*	46	Vice Chairman of the Board, Chief Administration Officer, President – Vishay Israel Limited
Richard N. Grubb	61	Executive Vice President and Chief Financial Officer
Ziv Shoshani*	41	Executive Vice President, Chief Operating Officer and Director
____________________

*     Biography is provided with Board of Directors.

Richard N. Grubb has been Chief Financial Officer of Vishay since 1994, and has been an Executive Vice President of Vishay since 1996. He also served as Treasurer from 1994 to 2007. Mr. Grubb has been associated with Vishay in various capacities since 1975, and was a Director from 1994 to 2003.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and for administering Vishay’s incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s senior executives.

In 2004, under the direction of its Compensation Committee, Vishay engaged in a major review and overhaul of the compensation practices for its named executive officers. In connection with this review, the Compensation Committee engaged Mullin Consulting, currently MullinTBG, a nationally known and recognized executive compensation consulting firm. Mullin was retained to assist in developing appropriate benefits and compensation plans for the Company’s top executives. As part of its engagement, Mullin made recommendations concerning the proposed terms of the executives’ employment contracts, including particularly salary and bonus compensation, deferred compensation arrangements, severance arrangements and other supplemental and post-retirement benefits. Mullin performed an analysis comparing the then current compensation of Vishay’s senior executive officers with those of its closest peers in the passive and semiconductor component industries. The Committee was also in regular communication with Dr. Zandman, Dr. Paul, and Mr. Grubb concerning this project. As a consequence of this review, Vishay (and where relevant, certain of its subsidiaries) entered into comprehensive employment agreements and other arrangements with each of its named executive officers. These agreements and arrangements, except for base salaries, have remained unchanged since that time and have governed the compensation paid and awarded to the executive officers over the past four years, including the year ended December 31, 2007.

The Compensation Committee, in consultation with Dr. Zandman, Dr. Paul, and Mr. Grubb, undertakes an annual review of the compensation arrangements of Vishay’s executive officers. The Committee has determined not to make any changes for 2008 to the compensation arrangements provided in the executives’ respective employment contracts, except for increases in base salary, as described below. The Committee has determined to provide the executives with certain additional equity based compensation, in the form of restricted stock units, subject to approval by stockholders of the amendment and restatement of the 2007 Stock Option Program, as described below in Proposal Three.

Compensation perspective of the Committee generally

In 2004, the Compensation Committee crafted the compensation packages for Vishay’s executive officers with a view to the roles that each was expected to play over the medium term in Vishay’s operations, development, and strategic planning. Over the past four years, the executives have continued to function in the anticipated roles, so that the Committee believes that the determinations made in 2004 continue to be relevant and appropriate to our compensation philosophy.

Although Dr. Zandman was our chief executive officer in 2004, it was contemplated that he would relinquish that position to focus full time on technical and business development issues. This occurred effective January 1, 2005. Vishay has always viewed its internal growth through technical advance and its external growth through strategic acquisitions as the primary drivers of stockholder value. Dr. Zandman had been responsible for these areas in the past and, because he would remain with these responsibilities going forward, the Committee determined that it was appropriate for Dr. Zandman’s compensation to continue to reflect his role as chief architect of our growth and success.

Dr. Paul and Mr. Grubb, working with Dr. Zandman and each other, have had senior responsibility for our overall business and financial affairs, respectively, and have been instrumental as well in promoting our strategic advances. With the assumption by Dr. Paul of the duties of chief executive officer in 2005, certain responsibilities shifted from Dr. Zandman to Dr Paul, but the collective leadership function of the three most senior executives remained intact. The compensation of Dr. Paul and Mr. Grubb reflects their positions and responsibilities at the most senior executive level.

Our succession plan provides for the gradual transition of Mr. Zandman and Mr. Shoshani into the roles of senior management upon the eventual retirement of Drs. Zandman and Paul. The responsibilities of these executives have been increasing so that, for example, since the inception of the agreements in 2004, Mr. Zandman has become Chief Administrative Officer of Vishay and Mr. Shoshani has succeeded Dr. Paul in the position of Chief Operating Officer. The compensation of these executives is intended to reflect their transitional status. Currently, Mr. Zandman and Mr. Shoshani report to Dr. Paul, and their compensation in part is subject to Dr. Paul’s annual assessment of their performance.

The compensation arrangements were embodied in agreements with each of the executives, with the expectation that they would remain in place for a period of time. The agreements have an evergreen feature, whereby at the end of each year another year is added, so that effectively the agreements always have three remaining years in their term. An evergreen term is essentially similar to the right of an executive to receive severance if the company does not renew his employment agreement at the end of its stated term, a not uncommon feature in senior executive employment arrangements. The Compensation Committee chose to include the evergreen feature rather than a right to severance upon end-of-term non-renewal in recognition of the long-standing affiliation of each of the senior executives with the Company, their significant contributions to the growth of the Company over the years and the expectation that their affiliation with the Company would continue for the foreseeable future. As a consequence, the compensation arrangements can only be modified with the respective executives’ consent, without which, the executive would otherwise have the right to terminate employment and receive severance pay. Given the longstanding employment relationship with, and other ties to, Vishay of each of the executives, the Compensation Committee did not believe that the evergreen feature would impede change in the executive compensation structure for senior management, where such change would be desirable and in the best interests of Vishay.

Compensation Components

The components of the compensation packages for our named executive officers, as prescribed by their contracts, have included base salary, commensurate with the roles and responsibility of the executives discussed above; annual performance based bonuses; deferred compensation; and customary welfare and retirement benefits. The Committee also considers the award of extra-contractual equity based compensation on a year-by-year basis. The basic compensation packages for Drs. Zandman and Paul and Mr. Grubb have generally been congruent, with certain variations reflecting their respective positions.

The Committee reviewed data on compensation practices of 47 public companies that are similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations, and that are found in the Fortune 1000 listing and the S&P MidCap 400 Index. These companies included several active in the semiconductor and electronic components industry, and others in different industries. However, the Committee did not select a specific peer group for these purposes or perform a quantitative benchmarking analysis.

Based on data it reviewed, the Committee believes that the compensation packages, taken as a whole, are generally in line with compensation arrangements at comparable public companies. The Committee noted that the cash compensation, including both salary and bonus, paid to Drs. Zandman and Paul and Mr. Grubb is generally higher than the cash compensation paid to executives at other, comparable public companies, while the equity based compensation is lower. This has been consistent with the Company’s historical emphasis on cash compensation, as discussed below under “Incentive Compensation.” Mr. Grubb’s compensation package is somewhat larger than the compensation of chief financial officers of other, comparable companies, in recognition of his participation with Drs. Zandman and Paul in analyzing and implementing the strategic direction for the Company and his non-financial reports, in addition to his duties as CFO. The salary packages of Messrs. Marc Zandman and Shoshani have been somewhat lower than the compensation of executive officers of their rank at other, comparable public companies in consideration of their transitional status in the Company’s management structure.

The compensation packages for the Company’s senior executives also include severance benefits that the Compensation Committee believes are consistent with severance programs for similarly situated senior executives at comparable public companies.

Base salary

The minimum base salary levels for the named executive officers are fixed in the 2004 employment agreements. The Compensation Committee determined the minimum base salaries in 2004 in consultation with Mullin Consulting, based upon the executives’ salary levels in force at the time, then present responsibilities and expectations with respect to future responsibilities and a comparison to peer group executive salaries. The peer group of companies included AVX and Kemet, manufacturers of passive components, and International Rectifier and Fairchild Semiconductor, manufacturers of semiconductor components. The Compensation Committee selected this group of companies on the advice of the compensation consultants and because these companies have traditionally been most closely associated with Vishay in the electronic components industry. Compensation practices in the peer group was only one of the factors considered by the Compensation Committee, and the Company did not perform a quantitative benchmarking analysis.

The Compensation Committee reviews the base salary levels each year to determine whether any increase would be appropriate. In this process, the Committee may consider the prior years’ compensation level of the executives, our recent operating results, other components of the executive pay packages, perceived salary trends in executive base salary among our peer group and, in the case of executives other than Dr. Paul and Dr. Zandman, input from our Chief Executive Officer on executive performance.

Incentive compensation

Dr. Zandman, Dr. Paul, and Mr. Grubb participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net income,” as described below.

Over many years, we have viewed adjusted net income as the primary indicator of the performance of our senior management team. As more specifically addressed below, adjusted net income refers to net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations. These items include, among others, restructuring and severance charges, inventory write-downs and related charges, and individually material unusual gains or losses that impact GAAP net income. We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public company industry participants. Accordingly, the Compensation Committee has determined that the incentive compensation of Drs. Zandman and Paul and Mr. Grubb should be primarily in the form of a percentage of adjusted net income, with a cap or other feature to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net income. Dr. Zandman’s bonus is equal to 3.0% of adjusted net income and Dr. Paul and Mr. Grubb’s bonuses each are equal to 1% of adjusted net income. Each of Dr. Zandman, Dr. Paul and Mr. Grubb’s bonuses under the 162(m) Plan is limited to three times the executive’s base salary.

Mr. Zandman and Mr. Shoshani receive a discretionary performance bonus of up to 42.5% of base salary, as determined by the Compensation Committee, based on their individual performances. The individual performance goals are established by the Chief Executive Officer in consultation with the executives themselves at the beginning of each calendar year and include both a quantitative and qualitative component. The performance of each executive is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for each of several categories. The total maximum score that each executive could achieve is 42.5, which would entitle an executive to a discretionary performance bonus of 42.5% of base salary.

In 2007, the individual performance goals of Mr. Zandman related to his position as chief administrative officer and included meeting budgeted general and administrative costs, providing a three year general and administrative cost reduction plan, updating the Company’s interaccountability process and controlling the implementation of SAP in Israel according to a defined plan. The individual performance goals of Mr. Shoshani related to his position as chief operating officer and executive vice president in charge of the Company’s Foil and Measurements Group. These goals included developing and implementing an integration plan for on-board weighing in the United Kingdom, co-developing a plan to improve the cash collection cycle and co-developing a plan to analyze early shipments and delay payments.

The Chief Executive Officer reported to the Compensation Committee that each of the two executives achieved the majority of their goals. In light of their individual performances, the Compensation Committee determined to award discretionary performance bonuses to each of Messrs. Zandman and Shoshani in amounts equal to 30.5% and 24.7% of their base salaries, respectively.

Equity Based Compensation

In recent years, the Compensation Committee was not inclined to award significant amounts of equity-based compensation, and the 2004 employment arrangements with our executive officers reflect this approach. In part, the Committee’s determination not to rely on equity-based compensation was motivated to avoid dilution of the interests of stockholders generally. Also, this approach is a reflection of our stock performance, which in recent years, in the view of the Committee, has not accurately mirrored our operating performance in comparison to our peers. The Committee has reconsidered this policy and intends to consider the award of extra-contractual equity-based compensation on a year-by-year basis. The reconsideration has been motivated in part by the goal of aligning executive compensation with the Company’s stock performance, which has lagged over the past several years, and in part by limitations on the amount of incentive compensation payable under the Company’s 162(m) cash bonus plan. When the Committee recommended adoption of amendments to the Company’s 162(m) plan in 2004, limiting payments to three times base salary, the Committee contemplated levels of adjusted net income (the basis for payments under the 162(m) plan) in the range of $100 million. In the past two years, adjusted net income has substantially exceeded this amount, as described below, and the Committee believes that it is appropriate to reflect this increase in the compensation of our executives. The Committee anticipates that its decision to make equity awards in the future will be guided in part by the Company’s operating performance in the year prior to the award.

In 2007, the Committee made awards of stock options, as described below, and this year the Committee has granted restricted stock units, subject to stockholder approval of the amendment and restatement of the Company’s 2007 Stock Option Program (See Proposal Three).

Deferred compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code. Vishay annually contributes $150,000 to this plan on behalf of Dr. Zandman, and $100,000 for each of the other named executive officers, pursuant to their respective employment agreements.

As noted, each of the named executive officers has a long-standing relationship with Vishay, and the expectation exists that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions. The Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time. The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2007 was “above market” or “preferential.”

Phantom stock units

The Compensation Committee also determined to award deferred compensation in the form of phantom stock units to each of the executives. The Senior Executive Phantom Stock Plan was approved by stockholders at our 2004 annual meeting. Similar to the deferred cash compensation described above, the Committee considers the grant of phantom stock units in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

Deferred equity compensation consists of 5,000 phantom stock units per year per named executive officer. The number of shares to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was crafted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude. The Compensation Committee determined not to grant $100,000 in value of phantom stock units annually, because this could have the effect of inappropriately rewarding executives with more shares when stock prices declined. Accordingly, the Committee elected to maintain a level award of phantom stock units to the executives from year to year. The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long term appreciation of Vishay’s equity value.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives. Also, the changes in management roles anticipated when the compensation program was developed in 2004 may have created some uncertainty regarding the continuity of employment of the executives other than Dr. Zandman. Consequently, the Committee included customary severance provisions for the named executive officers in their 2004 contracts.

Dr. Zandman’s employment contract includes a provision entitling him to a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions created, discovered or developed by him or under his direction. The royalty is payable in the event Dr. Zandman is terminated without cause or resigns for “good reason”, as defined in his employment agreement. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not have been modified or eliminated without Dr. Zandman’s consent. Because payments under this royalty arrangement can be substantial, the arrangement theoretically provides Dr. Zandman with considerable leverage regarding any changes in the terms of his employment with the Company. As a practical matter, however, the Committee believes that Dr. Zandman would continue to act with due regard to the best interests of the Company and its stockholders should the Committee determine that changes to his employment arrangements were advisable.

Retirement benefits

The Compensation Committee believes that providing an adequate pension benefit commensurate with position is essential to retaining qualified individuals for long-term employment. Vishay maintains pension programs for most employees in the United States and Germany, including its executive officers. With the exception of Dr. Zandman’s pension, as discussed below, the retirement benefits for executive officers are not materially preferential to those of other employees.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Individual considerations

The disparity in compensation among the Company’s senior executives reflects a general assessment of their contributions to the Company’s current performance and its prospects for growth in the future. While Dr. Zandman no longer serves as Chief Executive Officer, he continues to function as Chief Technical Officer and Chief Business Development Officer. The Company’s successes have always been driven by the twin engines of technological innovation and synergistic acquisition. Dr. Zandman continues to lead in both these areas and his higher compensation reflects a perception by the Compensation Committee that the areas of his responsibility will continue to be the key drivers for the Company’s future performance. The compensation of Dr. Paul is intended to be commensurate with his responsibility and oversight, as Chief Executive Officer, for all areas of the Company’s operations. The compensation of Mr. Grubb reflects not only his role as Chief Financial Officer but also as a direct report for various financial and non-financial departments and his strategic input on all major corporate initiatives. While it is anticipated that Messrs. Zandman and Shoshani will succeed to the Company’s top operational posts over time, they currently are responsible primarily for specific areas of the Company’s operations and report to the Chief Executive Officer. Their lower compensation reflects their current transitional status.

2007 Executive Compensation

The components of 2007 compensation for named executive officers were largely consistent with their employment agreements and consisted of:

  base salary;
  cash and equity performance-based bonuses;
  deferred compensation;
  other equity compensation;
  severance and change in control benefits;
  retirement benefits; and
  perquisites and other personal benefits.

In addition, the executive officers were awarded extra-contractual stock options under the Company’s 2007 Stock Option Program.

The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our named executive officers in 2007.

Additional considerations of the Committee are discussed below.

Base salary

Base salaries for the named executive officers were prescribed in their respective employment contracts and remained the same through 2005. For 2006, the Compensation Committee approved a revised base salary for Dr. Paul, and, on the recommendation of the Committee, the Board increased the base salaries of the other named executive officers other than Dr. Zandman. These base salaries were again increased 2007. The base salary of Dr. Paul has always been denominated in euro, and, beginning in 2007, the base salaries of Mr. Marc Zandman and Mr. Shoshani have been denominated in Israeli shekels. A portion of the increase in the salaries of Dr. Paul, Mr. Marc Zandman and Mr. Shoshani since 2005, expressed in terms of U.S. dollars, reflects the significant weakening of the dollar against the currency of the home jurisdiction of these executives. Dr. Zandman’s base salary has remained unchanged since 1998.

For 2008, the Compensation Committee has approved Dr. Paul’s base salary and the Board of Directors approved the base salaries of Vishay’s other executive officers, on the recommendation of the Compensation Committee. The base salaries for 2008 are set forth below:

		Percentage Increase from
Name	2008 Base Salary	Prior Year(1)
Dr. Felix Zandman	$975,000	None.
Dr. Gerald Paul	€752,776 (approximately $1,107,000)(2)	7.0%
Richard N. Grubb	$484,380	3.5%
Marc Zandman	NIS 1,422,981 (approximately $385,000)(3)	3.5%
Ziv Shoshani	NIS 1,201,329 (approximately $325,000)(3)	3.5%
____________________

(1)	Determined in the currency of payment.

(2)	Paid in euro.

(3)	Paid in Israeli shekels (NIS).

Performance-based bonus

Dr. Zandman, Dr. Paul, and Mr. Grubb receive a bonus in accordance with the 162(m) Plan, and Mr. Zandman and Mr. Shoshani receive a discretionary performance bonus. The bonuses for Dr. Zandman, Dr. Paul, and Mr. Grubb are limited to three times base salary by the terms of the 162(m) Plan, and the discretionary bonuses for Mr. Zandman and Mr. Shoshani are limited to 42.5% of base salary.

Stock-based compensation

As set forth in the following table (dollars in millions), the Company’s net income and adjusted net income for 2007 and 2006 substantially exceeded $100 million, which had not been the case in prior years:

	2007	2006	2005	2004
Net income	$130.8	$139.7	$62.3	$44.7
Adjusted net income	181.5	196.1	92.9	103.9

Because of the limitation of the cash amounts payable under the 162(m) Plan for 2006, the Committee determined to award stock options to the executive officers in recognition of the Company’s exemplary 2006 operating performance. Dr. Zandman received options to acquire 210,000 shares, Dr. Paul 140,000 shares, Mr. Grubb 70,000 shares and each of Messrs. Shoshani and Zandman 25,000 shares. The exercise price of the options equals the price of the common stock on the effective date of grant of the options, which for Dr. Zandman, Dr. Paul and Mr. Grubb was the date stockholders approved necessary amendments to the Company’s 1998 stock option program under which they were issued. The options automatically vest in equal installments over six years. The Committee elected to award stock options rather than to make additional cash awards to the executives in order to render the awards deductible under section 162(m) of the Internal Revenue Code and to align the interests of the executives with the performance of the Company’s stock.

The Company’s operating performance for 2007, as measured by adjusted net income, nearly equaled its performance in 2006, and the Committee again determined to award the executives equity-based compensation. This year, the Committee decided to award restricted stock units (subject to stockholder approval of the amendment and restatement of the Company’s 2007 Stock Option Program to allow issuance of restricted stock and restricted stock units). To maintain equivalence with the 2007 stock option award, the Committee employed a customary ratio of options to acquire 2.5 shares of common stock for each restricted stock unit. The restricted stock units will vest over six years, beginning on the date of stockholder approval of the stock program amendments, and will be paid in shares of common stock upon vesting. The Committee chose to award restricted stock units this year rather than stock options because it believed that the greater certainty of receipt of the benefits of the award would provide a more meaningful incentive to the executives. Also, with the price of the common stock currently near historical lows, the Committee believed that the potential issuance upon exercise of stock options for 2.5 times the number shares issuable under the award of restricted stock units would be overly dilutive. The Committee took into consideration the fact that the award of these restricted stock units would not be exempt from the Section 162(m) deduction limits and, therefore will not be deductible if the compensation of an executive in the relevant year exceeds $1 million. However, the Committee believed that the factors favoring issuance of the units outweighed this consideration.

The Compensation Committee has also awarded an equal number of restricted stock units to the executives as incentive compensation for performance in 2008. These units will be forfeited unless the Company achieves a prescribed percentage increase in adjusted net income per share in 2008 over adjusted net income per share in 2007. The term “adjusted net income” has the same meaning as under the Company’s 162(m) Plan. The Committee believes that the achievement of this goal, while uncertain, is achievable, and will focus the executives on a share-based measure of performance. Because these units are subject to performance based vesting, their award will be deductible for purposes of Section 162(m). The award of these units is subject to stockholder approval of the stock program amendments, and, unless they are forfeited, the units will vest in six equal installments beginning on the first anniversary date of stockholder approval of the amendments.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Zandman and Mr. Shoshani are employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc. and are residents of Israel. As a result, they are entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:

  advanced training fund, 7.5% of base salary
  severance fund, 8.33% of base salary
  disability insurance, 2.5% of base salary
  pension fund, 5% of base salary

These benefits are required by Israeli law and employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for these executives.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen. Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro. Mr. Marc Zandman and Mr. Shoshani in 2007, as residents of Israel, now have their base salaries denominated (and paid) in Israeli shekels. As described above, the recent weakening of the U.S. dollar versus the euro and the Israeli shekel has effectively increased the amounts reported in U.S. dollars as compensation for these executives.

The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for these executives.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the four highest paid other executive officers. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Vishay believes that the compensation generally is fully deductible for federal income tax purposes. The annual bonus for Dr. Zandman, Dr. Paul, and Mr. Grubb is based on Vishay’s earnings, and therefore qualifies as performance-based compensation. All stock options awarded by Vishay also qualify as performance-based compensation, as do awards of restricted stock and restricted stock units, the vesting of which requires the Company to achieve performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers. For example, Dr. Paul’s base salary for 2008 will exceed $1 million, largely because his salary is payable in euro and the dollar has weakened considerably against the euro in recent years. The 2004 employment agreements provide for mandatory deferral of any such compensation under those agreements until the payment of the compensation would be deductible by Vishay for federal income tax purposes. As noted, the award of restricted stock units to the Company’s executives in recognition of the Company’s 2007 results is not performance based and will not be deductible under Section 162(m) to the extent that an executive’s annual compensation exceeds $1 million.

Nonqualified deferred compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 409A to the Internal Revenue Code, which changed the tax rules applicable to nonqualified deferred compensation arrangements. A violation of these new rules could result in the imposition of a 20% penalty tax on the affected executives. While the final regulations have not become effective yet, Vishay believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. The Compensation Committee, through its legal counsel, is monitoring compliance with Section 409A.

Certain covenants

Under the terms of their employment contracts, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants remain in force through the second anniversary of the date of termination of the executive’s employment with the Company. The non-disparagement and confidentiality covenants have no specified term. While the payments and benefits to the executives are made in consideration of the executives’ compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Zvi Grinfas, Chairman
Dr. Abraham Ludomirski
Thomas C. Wertheimer

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our named executive officers during 2007. The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation” tables on the pages which follow.

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	All Other
		(1)	(2)	(3)	(4)	(2)	(5) (6)	Comp. (7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Felix Zandman	2007	$ 975,000	—	$ 68,750	$505,306	$2,925,000	—	$196,452	$4,670,508
Executive Chairman of the Board and
Chief Technical and Business
Development Officer
	2006	975,000	—	69,550	8,229	2,925,000	—	202,821	4,180,600

Dr. Gerald Paul	2007	961,105	—	68,750	336,874	1,814,948	214,651	137,500	3,533,828
President and Chief Executive Officer (8)
	2006	830,000	—	69,550	5,486	1,965,788	186,095	137,500	3,194,419

Richard Grubb	2007	468,000	—	68,750	168,438	1,404,000	69,578	132,884	2,311,650
Executive Vice President and Chief
Financial Officer (9)
	2006	450,000	—	69,550	5,486	1,350,000	76,077	129,570	2,080,683

Marc Zandman	2007	333,704	101,780	68,750	66,586	—	—	219,385	790,205
Vice Chairman of the Board, Chief
Administration Officer, and President -
Vishay Israel Ltd. (10)
	2006	240,000	115,705	69,550	3,657	—	1,494	174,117	604,523

Ziv Shoshani	2007	281,724	69,586	68,750	66,586	—	—	206,563	693,209
Executive Vice President and Chief
Operating Officer (11)
	2006	205,000	83,921	69,550	3,657	—	1,545	160,343	524,016

____________________

(1)	Column (c) reflects base salary earned during 2006 and 2007 and, for Dr. Zandman and Mr. Grubb, includes amounts deferred in accordance with the provisions of our 401(k) plan. The employment agreements for Dr. Paul and Messrs. Zandman and Shoshani specify that their salaries be paid in foreign currency (euro, Israeli shekel, and Israeli shekel, respectively). The amounts presented above have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)	Column (d) reflects bonuses for Messrs. Zandman and Shoshani, which are discretionary and not based on a formula. Bonuses for Drs. Zandman and Paul and Mr. Grubb are paid pursuant to Vishay’s 162(m) Plan and are thus considered non-equity incentive compensation and included in Column (g). Dr. Zandman’s bonus is based on a formula of 3.0% of Adjusted Net Income, and bonuses for Dr. Paul and Mr. Grubb are based on a formula of 1.0% of Adjusted Net Income. Bonuses under Vishay’s 162(m) Plan are capped at three times base salary. Bonuses for to Dr. Paul, Mr. Zandman, and Mr. Shoshani are paid in foreign currency (euro, Israeli shekel, and Israeli shekel, respectively) and are reflected in the table at the weighted average exchange rate for the year.

(3)	Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to each named executive officer pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

(4)	Column (f) represents the amount recognized as expense by Vishay for financial statement reporting purposes with respect to stock options held by the named executive officers during 2006 and 2007 and does not reflect the value of shares actually received or which may be received in the future with respect to such stock options. These amounts are based on the grant-date fair value of stock option grants and are recognized over the vesting periods of the respective awards. There can be no assurance that the grant-date fair value of these awards will ever be realized. The assumptions used in computing the grant-date fair value are included in Note 1 to Vishay’s consolidated financial statements for the year ended December 31, 2007, included in its Annual Report on Form 10-K. The amounts realized in 2007 with respect to options exercised appears in Columns (b) and (c) of the “Option Exercises and Stock Vested” table.

(5)	Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. For Dr. Paul, conversion of his euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $135,000 in 2006 and $210,000 in 2007. Column (h) does not include any amounts for the benefits payable to Dr. Zandman, because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $2,017,000 at December 31, 2006 compared to December 31, 2005 and by $405,000 at December 31, 2007 compared to December 31, 2006. See the “Pension Benefits” table for more information on the benefits payable to the named executive officers under their respective pension plans.

(6)	The named executive officers also participate in our nonqualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2006 or 2007 was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Nonqualified Deferred Compensation” table for more information on the benefits payable under the nonqualified deferred compensation plan.

(7)	All other compensation includes amounts deposited on behalf of each named executive officer into Vishay’s nonqualified deferred compensation plan pursuant to the employment agreements with each named executive officer, personal use of company car, Company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2007	2006
Dr. Felix Zandman	$150,000	$150,000	Company contribution to non-qualified
			deferred compensation plan
	22,200	22,200	Personal use of Company car
	4,500	4,200	Company match to 401(k) plan
	8,628	15,297	Company-paid medical costs
	11,124	11,124	Company-paid life insurance costs

Dr. Gerald Paul	$100,000	$100,000	Company contribution to non-qualified
			deferred compensation plan
	37,500	37,500	Personal use of Company car*

Richard Grubb	$100,000	$100,000	Company contribution to non-qualified
			deferred compensation plan
	22,932	20,114	Personal use of Company car
	4,500	4,200	Company match to 401(k) plan
	1,888	1,693	Company-paid medical costs
	3,564	3,563	Company-paid life insurance costs

Marc Zandman	$100,000	$100,000	Company contribution to non-qualified
			deferred compensation plan
	9,288	10,094	Personal use of Company car*
	83,963	64,023	Israeli employment benefits*
	26,134	-	Medical and prescription drug insurance
			premiums (Blue Cross / Blue Shield)

Ziv Shoshani	$100,000	$100,000	Company contribution to non-qualified
			deferred compensation plan
	9,537	11,205	Personal use of Company car*
	70,892	49,138	Israeli employment benefits*
	26,134	-	Medical and prescription drug insurance
			premiums (Blue Cross / Blue Shield)

(8)	Dr. Paul was Chief Operating Officer through December 31, 2006.

(9)	Mr. Grubb was Treasurer through May 2007.

(10)	Mr. Zandman was appointed Chief Administration Officer effective January 1, 2007.

(11)	Mr. Shoshani was appointed Chief Operating Officer effective January 1, 2007 and was Deputy Chief Operating Officer during 2006.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each named executive officer during 2007. The information included in the table should be read in conjunction with the footnote which follows, and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Discussion and Analysis.”

				All Other
		Estimated Future	All Other	Option
		Payouts Under	Stock	Awards:	Exercise	Grant Date Fair
		Non-Equity	Awards:	Number of	or Base	Value of Stock
		Incentive Plan	Number of	Securities	Price of	and Option
		Awards Max	Shares of	Underlying	Option	Awards
	Grant	($)	Stock or	Options	Awards	($)
Name	Date	(1)	Units	(#)	($/sh)	(2)
Dr. Felix Zandman	1/3/2007	$2,925,000	5,000	—	—	$68,750
	5/22/2007	$—	—	210,000	$18.00	$1,659,405
Dr. Gerald Paul	1/3/2007	$2,883,000	5,000	—	—	$68,750
	5/22/2007	$—	—	140,000	$18.00	$1,106,264
Richard Grubb	1/3/2007	$1,404,000	5,000	—	—	$68,750
	5/22/2007	$—	—	70,000	$18.00	$553,130
Marc Zandman	1/3/2007	$—	5,000	—	—	$68,750
	2/27/2007	$—	—	25,000	$14.25	$140,288
Ziv Shoshani	1/3/2007	$—	5,000	—	—	$68,750
	2/27/2007	$—	—	25,000	$14.25	$140,288
____________________

(1)	Amounts in this column represent three times the executive’s base salary in the case of each of Dr. Zandman, Dr. Paul and Mr. Grubb, because their maximum bonuses are limited under the Company’s 162(m) Plan to such amount. Dr. Paul’s actual incentive plan award for 2007 was $1,814,948. See footnote 2 to the Summary Compensation Table above.

(2)	Amounts in this column represent the grant-date fair value of 5,000 phantom stock units awarded annually to each named executive officer pursuant to the terms of their employment agreements. The amount is calculated using the closing price of Vishay stock on the grant date of $13.75. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options held by our named executive officers as of December 31, 2007. The vesting schedule for each outstanding grant is shown following this table, based on the option grant date.

Option Awards
				Equity Incentive
				Plan Awards:
				Number of
		Number of	Number of	Securities
		Securities	Securities	Underlying
		Underlying	Underlying	Unexercised	Option
		Unexercised	Unexercised	Unearned	Exercise	Option
	Grant Date	Options (#)	Options (#)	Options	Price	Expiration
Name	(1)	Exercisable	Unexercisable	(#)	($)	Date
Dr. Felix Zandman	5/21/1998	13	—	—	$12.53	5/21/2008
	5/21/1998	13	—	—	$13.61	5/21/2008
	10/8/1999	40,500	—	—	$15.33	10/8/2009
	10/12/2000	27,000	—	—	$25.13	10/12/2010
	5/22/2007	—	210,000	—	$18.00	5/22/2017
Total		67,526	210,000	—

Dr. Gerald Paul	10/8/1999	27,000	—	—	$15.33	10/8/2009
	10/12/2000	18,000	—	—	$25.13	10/12/2010
	5/22/2007	—	140,000	—	$18.00	5/22/2017
Total		45,000	140,000	—

Richard Grubb	10/8/1999	27,000	—	—	$15.33	10/8/2009
	10/12/2000	18,000	—	—	$25.13	10/12/2010
	5/22/2007	—	70,000	—	$18.00	5/22/2017
Total		45,000	70,000	—

Marc Zandman	10/8/1999	18,000	—	—	$15.33	10/8/2009
	10/12/2000	12,000	—	—	$25.13	10/12/2010
	2/27/2007	—	25,000	—	$14.25	2/27/2017
Total		30,000	25,000	—

Ziv Shoshani	10/8/1999	18,000	—	—	$15.33	10/8/2009
	10/12/2000	12,000	—	—	$25.13	10/12/2010
	2/27/2007	—	25,000	—	$14.25	2/27/2017
Total		30,000	25,000	—

_________________________

(1)

Options granted on February 27, 2007 vest in six equal annual installments beginning on February 27, 2008. Options granted on May 22, 2007 vest in six equal annual installments beginning on May 22, 2008. Options granted on October 8, 1999 vest in six equal annual installments beginning on October 8, 2000. Options granted on October 12, 2000 vest in six equal annual installments beginning on October 12, 2001.

In 2008, the Compensation Committee made two special grants of restricted stock units to the named executive officers, subject to approval by the Board and the stokholders of the amendment and restatement of the Company’s 2007 Stock Option Program (which will be renamed the 2007 Stock Incentive Program). One of these grants was in recognition of the Company’s superior operating results in 2007, and the other was a performance based award for 2008. The restricted stock units will vest ratably over a six year period and have other terms and conditions as described under Proposal Three. These grants are not reflected in the table above.

The restricted stock units granted to the named executive officers are as follows:

Restricted
Stock Units
Name	Granted (1)
Dr. Felix Zandman	168,000
Dr. Gerald Paul	112,000
Richard N. Grubb	56,000
Marc Zandman	20,000
Ziv Shoshani	20,000
____________________
(1)	One half of the units will vest in each case in six equal installments beginning on the date of stockholder approval of the proposed amendments to the Company’s 2007 Stock Option Program. The other half will vest in six equal installments beginning on the first anniversary of stockholder approval of the amendments and will be forfeited unless the Company achieves a specified performance goal in 2008.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our named executive officers during 2007 as a result of the exercise of stock options.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	944,100	$4,055,444	—	—
Dr. Gerald Paul	143,909	742,576	—	—
Richard Grubb	143,909	742,576	—	—
Marc Zandman	22,500	256,673	—	—
Ziv Shoshani	22,500	256,673	—	—

Pension Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provides an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually). These benefits are fully vested. Dr. Zandman does not participate in any of Vishay’s defined benefit retirement plans.

Vishay Europe GmbH, a German subsidiary of Vishay, has a noncontributory defined benefit plan governed by German law covering its management and executive employees. Dr. Paul is the only named executive officer that participates in this plan. Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the Company plan. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation. The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintains a pension plan which provides defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Security Act of 1974 (“ERISA”) and the Internal Revenue Code. This plan is contributory and, other than the fact that it is nonqualified under ERISA, provides substantially the same benefits that are available under Vishay’s qualified retirement plan. Employees with five or more years of service are entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee’s career. The plan permits early retirement if the participant is at least age 55 and has at least five years of service. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees are 100% vested immediately in their contributions. If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions. Employees may elect to receive the value of their accumulated benefits as a lump-sum distribution upon retirement or termination, or they may elect to receive their benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments will not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years. Mr. Grubb is the only named executive officer that participates in this plan.

As part of their respective employment agreements, each of the named executive officers and their surviving spouses are entitled to receive medical coverage up to a $15,000 annual premium value for life. These benefits are fully vested.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	Individual contractual pension	n/a	$3,827,000	—
	arrangement
	Individual contractual post-	n/a	68,559	—
	employment medical arrangement

Dr. Gerald Paul	Vishay Europe GmbH Pension	30	1,583,000	—
	Plan and individual contractual
	arrangement
	Individual contractual post-	n/a	138,754	—
	employment medical arrangement

Richard Grubb	Vishay Nonqualified Retirement	12.5	500,000	—
	Plan (2)
	Individual contractual post-	n/a	153,325	—
	employment medical arrangement

Marc Zandman	Individual contractual post-	n/a	46,581	—
	employment medical arrangement

Ziv Shoshani	Individual contractual post-	n/a	23,948	—
	employment medical arrangement
____________________

(1)	These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2007 Annual Report on Form 10-K.

(2)	Mr. Grubb elected to begin participating in this plan effective July 1, 1995, and received no credit for prior service.

Nonqualified Deferred Compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code. The named executive officers are entitled under their respective employment agreements to annual contributions by Vishay to this plan. The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations. None of the named executive officers have elected to defer additional amounts of compensation.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2007 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the nonqualified deferred compensation plan accounts of the named executive officers during 2007 and the aggregate balance of the accounts as of December 31, 2007:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions in	Earnings in	Aggregate	Balance at
	in Last Fiscal	Last Fiscal Year	Last Fiscal	Withdrawals/	Last Fiscal
	Year	(1)	Year (2)	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Felix Zandman	—	$150,000	$ 29,177	—	$671,047
Dr. Gerald Paul	—	100,000	19,507	—	448,960
Richard Grubb	—	100,000	19,452	—	447,635
Marc Zandman	—	100,000	32,520	—	488,748
Ziv Shoshani	—	100,000	33,330	—	462,009
____________________

(1)	These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.”

(2)	No portion of the earnings credited during 2007 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described below. Generally, Vishay does not provide any severance or other benefits specifically upon a change in control. Termination of employment also impacts outstanding stock options, phantom stock units, and nonqualified deferred compensation balances, and will affect the vesting of restricted stock units under the Company’s 2007 Stock Option Program, as it is proposed to be amended and restated.

Executives other than Dr. Zandman

With the exception of Dr. Zandman’s employment arrangements, the executive employment contracts contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause or a voluntary termination by the executive for Good Reason (as defined in the employment agreement). Specifically, severance items include:

  salary continuation for three years, payable over three years;

  5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

  bonus for the year of termination;

  $1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

  lifetime continuation of executive’s life insurance and medical benefit up to $15,000 annual premium value.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

In addition, Mr. Grubb will receive accrued benefits under the Vishay Nonqualified Retirement Plan in the event of a termination for any reason.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers other than Dr. Zandman had they been terminated as of December 31, 2007.

				Lump sum			Non-qualified
	Salary		Stock	termination		Life insurance /	deferred
	Cont.	Bonus	grants	payment	Pension	Medical benefit	compensation
	(1)	(2)	(3)		(4)	(4)	(5)
Dr. Gerald. Paul	$2,883,315	$1,814,948	$171,150	$1,500,000	$1,583,000	$138,754	$448,960

Richard Grubb	1,404,000	1,404,000	171,150	1,500,000	500,000	153,325	447,635

Marc Zandman	1,001,112	101,780	171,150	1,500,000	-	46,581	488,748

Ziv Shoshani	845,172	69,586	171,150	1,500,000	-	23,948	462,009
____________________

(1)	Equals 3 times U.S. dollar value of 2007 salary, paid over three years.

(2)	Consists of bonus and non-equity incentive plan compensation for 2007 as reflected in the "Summary Compensation Table".

(3)	Equals 15,000 shares multiplied by $11.41, which was the closing price of Vishay’s common stock on December 31, 2007. The shares are to be paid out over three years.

(4)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death.

(5)	Aggregate balance at year end as reflected in the "Nonqualified Deferred Compensation" table.

Dr. Zandman

Due to Dr. Zandman’s unique position with Vishay, the Compensation Committee decided that any severance package for Dr. Zandman would be negotiated at the time of Dr. Zandman’s termination of employment. Dr. Zandman’s employment agreement provides that in the event of a termination of his employment by Vishay without cause or by Dr. Zandman for “good reason” (as defined in the employment agreement), Dr. Zandman will receive the annual bonus for the year of termination and the reactivation of a previously negotiated royalty arrangement. Under the royalty arrangement, Dr. Zandman is entitled to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions created, discovered or developed by him or under his direction. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not have been modified or eliminated without Dr. Zandman’s consent. Because payments under this royalty arrangement can be substantial, the arrangement theoretically provides Dr. Zandman with considerable leverage regarding any changes in the terms of his employment with the Company. As a practical matter, however, the Compensation Committee believes that Dr. Zandman would continue to act with due regard to the best interests of the Company and its stockholders should the Committee determine that changes to his employment arrangements were advisable.

With the assistance of a consultant, the Company has estimated the revenues subject to Dr. Zandman’s royalty arrangements to be approximately $1.7 billion in 2008, declining to approximately $1.3 billion in 2017. Based upon these estimates, and using a discount rate of 12.5%, the Company estimated the present value of royalties to which Dr. Zandman would be entitled were he to have been terminated at December 31, 2007 to be approximately $418 million. Because of the continued role Dr. Zandman continues to play in the Company’s strategic and technical development and because he controls approximately 45% of the Company’s voting power, the Company believes that it is unlikely that the royalty payments would be triggered.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation. Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance might be subject to the excise tax. The 2004 employment agreements provide for Vishay to reimburse the named executive officers for any excise tax. The Compensation Committee believes that it would be unfair for the executive to be taxed in such a case since the payments are not intended to be with respect to a change in control.

Impact on Nonqualified Deferred Compensation Balances

As described above, the named executive officers participate in a nonqualified deferred compensation plan. All of the named executive officers have elected to defer such compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

The named executive officers all have stock options outstanding that were granted under the 1998 Stock Option Program. The outstanding stock options as of December 31, 2007 were as follows:

Name	1998 Program
Dr. Felix Zandman	277,500
Dr. Gerald Paul	185,000
Richard Grubb	115,000
Marc Zandman	55,000
Ziv Shoshani	55,000

Pursuant to the 1998 Stock Option Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options. However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

Based on the year-end 2007 closing price of $11.41 for Vishay’s common stock on the NYSE, none of the options currently held by our named executive officers pursuant to the 1998 Stock Option Program are in the money.

Impact on Phantom Stock Units

Each of the named executive officers receives an annual grant of 5,000 phantom stock units pursuant to his respective employment agreement. Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by each of the named executive officers and the value of the underlying common stock at December 31, 2007:

	Phantom
Name	Stock Units	Value
Dr. Felix Zandman	20,000	$228,200
Dr. Gerald Paul	20,000	$228,200
Richard Grubb	20,000	$228,200
Marc Zandman	20,000	$228,200
Ziv Shoshani	20,000	$228,200

The table above excludes the 2008 annual grant to each named executive officer of 5,000 phantom stock units.

PROPOSAL THREE

PROPOSAL TO AMEND AND RESTATE VISHAY’S 2007 STOCK OPTION PROGRAM TO PERMIT RESTRICTED STOCK, UNRESTRICTED STOCK, AND RESTRICTED STOCK UNITS AND TO PERMIT GRANTS TO NON-EMPLOYEE DIRECTORS

In 2007, the Board of Directors authorized, and the Company’s stockholders approved, the Vishay Intertechnology, Inc. 2007 Stock Option Program (the “2007 Program”). The 2007 Program is substantially the same as the Vishay Intertechnology, Inc. 1998 Stock Option Program (the “1998 Program”) and was adopted so that the Company could continue the benefits of a stock option program after the expiration of the 1998 Program in March 2008.

As initially adopted, the 2007 Program only provides for grants of stock options to full-time, nonunion, salaried employees of the Company or its subsidiaries. Directors who are executive officers of the Company or who are otherwise employed by the Company or a subsidiary may receive grants, but not non-employee directors. The Board of Directors has determined to amend and restate the 2007 Program, subject to stockholder approval, to permit the grant of restricted stock, unrestricted stock, and restricted stock units (“RSUs”) in addition to stock options, and to permit grants of stock options, restricted stock, unrestricted stock, and RSUs to non-employee directors.

Reasons for the Amendment and Restatement

The Board of Directors and the Compensation Committee have reviewed the compensation structure for employees and non-employee directors and believe that the amendments to the 2007 Program would furnish the Company with additional flexibility to more effectively and efficiently compensate employees and directors.

In recent years, the annual compensation of the Company’s non-employee directors has been predominantly in the form of cash retainers and committee fees. See “Director Compensation” above. The Board of Directors believes, however, that compensating, in part, non-employee directors with equity grants will promote the interests of stockholders by aligning the interests of these directors with the interests of the Company and its stockholders. The Board of Directors understands that, for this reason, the award of stock based compensation to non-employee directors is a common practice of publicly held corporations in the United States.

The Company generally has provided equity compensation in the form of stock options. Stock options have an advantage over other forms of equity compensation in that the option recipient receives no compensation unless the stock price appreciates, so that the compensation is fully tied to the Company’s performance. Nevertheless, restricted stock, unrestricted stock, and RSUs provide other benefits to the Company. Since restricted stock, unrestricted stock, and RSUs are “full value” grants, meaning that the recipient does not pay for the shares, the Company can provide a restricted stock, unrestricted stock, or RSU grant of a specified value with fewer shares than an option grant with the same value. Grants of unrestricted stock can be combined with restricted stock and RSU grants, so that a portion of a grant immediately vests.

The Amendment and Restatement

The text of the proposed amended and restated 2007 Program is attached to this Proxy Statement as Appendix A, with deletions indicated by strikeout and additions indicated by underline.

The principal changes to the 2007 Program are:

  the name of the 2007 Program is being changed to the Vishay Intertechnology, Inc. 2007 Stock Incentive Program;

  the definition of participants who are eligible to receive awards under the 2007 Program is being expanded to include non-employee directors;

  the current provision of the 2007 Program under which members of the committee that administers the 2007 Program may not be eligible to participate in the program is being eliminated, so that non-employee directors serving on the compensation committee may also receive awards;

  a provision is being added whereby awards to non-employee directors may be made only by the full Board of Directors;

  a definition of “change of control” is being added, which may be incorporated into awards for which, in the discretion of the Compensation Committee of the Board, vesting accelerates on a change of control;

  vesting may be based on achievement of specified performance goals; and

  restricted stock, unrestricted stock, and RSUs may be granted under the 2007 Program.

The maximum number of shares for which options may be issued under the 2007 Program will not increase as a result of the amendment.

Summary of Key Features of the 2007 Program

The following summary of the key features of the 2007 Program is qualified by reference to the full text of the 2007 Program, which is attached as Annex A to the proxy materials distributed to stockholders in connection with the Company’s 2007 annual meeting.

Administration of the Program

The 2007 Program is administered by the Compensation Committee of the Board of Directors, currently Messrs. Grinfas and Wertheimer, and Dr. Ludomirski. It is intended that the members of the Compensation Committee always will be “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), but no stock option awarded under the 2007 Program will be invalidated if the Compensation Committee is not so constituted. The members of the Compensation Committee are appointed by, and serve at the pleasure of, the Board of Directors. If the Compensation Committee has not been appointed or for any other reason determined by the Board of Directors, the Board of Directors may act as the Committee. The Board of Directors will administer the 2007 Program with respect to stock options granted to non-employee directors, and any references to the Compensation Committee refer to the Board of Directors for purposes of non-employee directors.

The Compensation Committee has the authority (a) to determine the individuals to whom awards shall be granted and the terms and provisions of the awards; (b) to exercise all of the powers granted to it under the 2007 Program; (c) to construe, interpret and implement the 2007 Program and all agreements related thereto; (d) to prescribe, amend, and rescind rules and regulations relating to the 2007 Program, including rules governing its own operations; (e) to make all determinations necessary or advisable in administering the 2007 Program; (f) to correct any defect or omission and reconcile any inconsistency in the 2007 Program; and (g) to amend the 2007 Program to reflect changes in applicable law.

The Compensation Committee or the Board of Directors may, in its discretion, provide that an award of stock options, restricted stock or restricted stock units will become vested in full upon a change of control. "Change of control" is defined in the 2007 Program to include (i) a person or group, other than certain permitted holders (as defined, including Dr. Zandman) beneficially owning 50% or more the Company's outstanding voting stock. (ii) the consummation of a business combination transaction involving the Company, unless the Company's stockholders immediately prior to the transaction own more than 50% of the Company's outstanding voting stock of the surviving entity in the transaction, (iii) the Company's continuing directors (as defined) ceasing to constitute at least a majority of the Board and (iv) the approval by the Company's stockholders of a plan of liquidation or dissolution.

Eligible Participants

Officers and other employees of Vishay Intertechnology, Inc. or a majority-owned subsidiary who are responsible for or contribute to the management, growth, and profitability of the business of Vishay are eligible to receive grants under the 2007 Program. Approximately 1,000 individuals are eligible to receive awards under the 2007 Program.

The identification of individuals to whom awards are granted will be based upon a subjective evaluation of each individual’s performance and expected future contribution to Vishay. In granting awards, the Compensation Committee will also give consideration to the amount and nature of similar awards granted by peer companies.

The following table shows the restricted stock that the Board of Directors anticipates granting immediately following the Annual Stockholders’ Meeting, provided that the amendment and restatement is approved.

New Plan Benefits Table

	Dollar Value	Number of
Name and Position	($)(1)	Units(2)
Dr. Felix Zandman	N/A	168,000	(3)
Executive Chairman of the Board and Chief Technical and Business
Development Officer
Dr. Gerald Paul	N/A	112,000	(3)
President and Chief Executive Officer
Richard Grubb	N/A	56,000	(3)
Executive Vice President and Chief Financial Officer
Marc Zandman	N/A	20,000	(3)
Vice Chairman of the Board, Chief Administration Officer, and President -
Vishay Israel Ltd.
Ziv Shoshani	N/A	20,000	(3)
Executive Vice President and Chief Operating Officer
Executive Group	N/A	376,000	(3)
Non-Executive Director Group	N/A	144,000	(4)
Non-Executive Officer Employee Group	N/A	0
____________________

(1)	The dollar value of restricted stock units depends on the value of a share of Common Stock on the date of grant.

(2)	This column reflects the number restricted stock units granted under the Plan, as amended and restated, subject to stockholder approval of the amendment and restatement. When an RSU vests, it is paid as a share of Common Stock.

(3)	Half of the RSUs will vest in six equal installments on the date of stockholder approval of the amendment and restatement of the 2007 Stock Program and the first five anniversaries of such date. The other half of the RSUs will vest in six equal installments on the first six anniversaries of the date of stockholder approval of the amendment and restatement of the 2007 Stock Program, provided that the Company achieve a specified percentage net increase in adjusted net income per share in 2008 over adjusted net income per share in 2007. The term “adjusted net income” has the meaning assigned to it under the Company’s 162(m) Cash Bonus Plan.

(4)	Each of the Company’s non-employee directors was granted 24,000 RSUs, which will vest in three equal annual installments on the date of stockholder approval of the amendment and restatement of the 2007 Stock Program and the first two anniversaries of such date.

Maximum Number of Shares

Up to 3,000,000 shares of Vishay’s common stock (“Common Stock”) may be granted under the 2007 Program. Options which are forfeited by the holder may be re-granted to others, subject to the overall limit of 3,000,000 shares. This number will be adjusted for changes in Vishay’s capital structure, such as a stock split or stock dividend. Shares delivered under the 2007 Program may be in the form of authorized and unissued shares or treasury shares.

No individual may be granted stock options in any one year with respect to more than 300,000 shares of our common stock.

Type of Awards

The 2007 Program permits the granting of nonqualified stock options and, in the case of employees who are nonresident foreign nationals, stock appreciation rights that are payable in cash. Under the amendment and restatement, the 2007 Program also permits the granting of restricted stock, unrestricted stock, and RSUs.

Stock Options

The Compensation Committee will determine the number of shares of common stock issuable pursuant to each stock option and the exercise or purchase price per share of each stock option, but the exercise price may not be less than the fair market value of the common stock on the date of the grant. Options will be exercisable at such time or times as determined by the Compensation Committee, and will expire no later than ten years from the date the option is granted. Options may be exercised either by paying the purchase price in cash or by any other method permitted by the Compensation Committee. The 2007 Program will terminate on May 22, 2017, the tenth anniversary of the date the stockholders approved the 2007 Program.

The Compensation Committee may delegate to one or more officers of Vishay the authority to designate the individuals (other than such officer(s)) who will receive stock options and the size of each grant, as permitted by Section 157 of the Delaware General Corporation Law.

Because the Compensation Committee has discretion to determine the persons to whom options will be granted, the date on which such options will be granted and the number of shares subject to each option grant, it is not possible to determine the benefits or amounts that will be received by any particular individual or individuals in the future.

Unless the Compensation Committee determines otherwise, when a recipient of an option terminates employment all of that individual’s unvested options shall expire and terminate immediately (unless the Compensation Committee accelerates the vesting of the option), and vested options shall expire as follows: (a) all of the recipient’s options that have not yet been exercised will terminate immediately upon a termination for cause (as defined in the 2007 Program); (b) if the recipient’s employment terminates for reasons other than cause, death, disability, or retirement, the options will generally be exercisable for 60 days after termination (or until the expiration date of the options, if sooner); and (c) if the recipient’s employment with Vishay terminates due to death, disability, or retirement, then the options will terminate on the earlier of the first anniversary of the death, disability, or retirement or the expiration date of the options. If the recipient of an option violates the terms of a confidentiality and noncompetition agreement with Vishay during the 12-month period following his or her termination of employment, then the recipient’s options will terminate and the recipient may be required to repay to Vishay any gain recognized upon the exercise of any options during the 12 months preceding the violation.

The 2007 Program provides for the treatment of stock options in the event of a change in control of Vishay. Generally, stock options either will be (i) replaced with equivalent options of the acquiring entity, (ii) cancelled in exchange for a payment equivalent to that received by stockholders or (iii) cancelled after providing the holders of the options with an opportunity to exercise the stock option.

Restricted Stock

The Compensation Committee may grant restricted shares of Common Stock pursuant to the 2007 Program. Prior to the vesting of the shares, the shares are not transferable by the recipient of the grant and are forfeitable. Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares. Generally, unvested shares of restricted stock and any dividends paid on those shares are automatically and immediately forfeited upon the grant recipient’s termination of employment for any reason.

Unrestricted Stock

The Compensation Committee may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the 2007 Program.  Unrestricted stock may be granted as part of another award, for example as an immediately vested component of a restricted stock or RSU grant.

Restricted Stock Units

The Compensation Committee may grant restricted stock units pursuant to the 2007 Program. A restricted stock unit entitles the recipient to receive a share of Common Stock when the RSU vests. Vesting of the RSUs may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Committee may at the time that RSUs are granted impose additional conditions to the vesting of the RSUs. Generally, unvested RSUs are forfeited upon the grant recipient’s termination of employment for any reason.

Performance Goals

The Compensation Committee may provide that the grant or vesting schedule of an award of stock options, restricted stock, unrestricted stock, or RSUs is based or partially based on the achievement of specified performance goals.

The performance goals may be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) adjusted net income (meaning net income, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges); (c) gross or net sales; (d) cash flow(s) (including either operating or net cash flows); (e) financial return ratios; (f) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (g) value of assets, return or net return on assets, net assets or capital (including invested capital); (h) adjusted pre-tax margin; (i) margins, profits and expense levels; (j) dividends; (k) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (l) reduction of losses, loss ratios or expense ratios; (m) reduction in fixed costs; (n) operating cost management; (o) cost of capital; (p) debt reduction; (q) productivity improvements; (r) inventory turnover measurements; or (s) customer satisfaction, based on specified objective goals or a Company-sponsored customer survey.

Performance goals may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, and (3) on an absolute per share and/or relative basis. In addition, performance goals may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2007 Program shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder: all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations. To the extent a performance goal is expressed using an earnings or sales-based measure that requires deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

Amendments

The Board of Directors may amend the 2007 Program, except that stockholder approval is required for any amendment to the extent necessary to comply with applicable law or regulation. The Compensation Committee may amend any outstanding option, except that no amendment may materially impair any rights or increase any obligations of a recipient without the recipient’s consent.

Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to awards under the 2007 Program based on current federal income tax rules. The actual tax treatment may vary depending on each individual’s circumstances.

Stock Options. There are generally no federal income tax consequences either to the recipient or to Vishay upon the grant of a stock option. On exercise of a nonqualified option, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the option exercise price will generally be taxable to the recipient as compensation income, and will generally be deductible for tax purposes by Vishay. The disposition of shares of common stock acquired upon exercise of a stock option will generally result in a capital gain or loss for the recipient, but will have no tax consequences for Vishay.

Restricted Stock. A recipient of restricted stock will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. When shares of restricted stock vest, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction. Pursuant to section 83(b) of the Code, a recipient of restricted stock may elect to have income with respect to restricted stock recognized at the date of grant, in which case the applicable capital gain holding period commence as of that date and the Company will be entitled to a corresponding deduction.

Unrestricted Stock. A recipient of unrestricted stock will realize ordinary income at the time of grant in an amount equal to the then fair market value of the shares of Common Stock received, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares when granted to the grant recipient.

Restricted Stock Units. A recipient of a restricted stock unit will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. When the recipient receives a share of Common Stock upon vesting of the RSU, the recipient will realize ordinary income in an amount equal to the then fair market value of the share, and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares when granted to the grant recipient.

Section 162(m). As noted above, Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. Stock options granted under the 2007 Program will satisfy the requirements applicable to performance-based compensation. Restricted stock and RSUs granted under the 2007 Program will be performance-based compensation if the grant or vesting is pursuant to objective performance goals.

Section 409A. Section 409A of the Code imposes significant restrictions on deferred compensation and may impact on stock options under the 2007 Program. If the Section 409A restrictions are not followed, a recipient of a stock option could be subject to accelerated liability for tax on the non-complying option, as well as a 20% penalty tax. The 2007 Program is intended to comply with the requirements of Section 409A. Vishay anticipates that it will amend the 2007 Program and/or any stock option to the extent that future additional administrative guidance indicates that the amendment is necessary to ensure that grantees are not subject to the Section 409A tax penalties.

The following table provides certain information concerning our equity compensation plans as of December 31, 2007.

			Number of shares of Common
	Number of shares of Common	Weighted-average	Stock remaining available for
	Stock to be issued upon	exercise price of	future issuance under equity
	exercise of outstanding options,	outstanding options,	compensation plans (excluding
Plan category	warrants and rights	warrants and rights	shares reflected in the first column)
Equity compensation plans
approved by
stockholders (1)

Stock Option (2)	4,691,000	$18.09	3,922,000 (3)

Phantom Stock (4)	100,000	n/a	190,000

Equity compensation plans
not approved by
stockholders	-	$-	-
Total	4,791,000		4,112,000
____________________

(1)

Additional information about these plans is included in Note 12 to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Includes the 1997 Stock Option Program, the 1998 Stock Option Program, and the General Semiconductor Stock Plan which was assumed in the Company’s acquisition of General Semiconductor in 2001.

(3)

Represents the number available for grant at December 31, 2007. Of these, 922,000 were available for issuance under the 1998 Stock Option Program, which expired on March 16, 2008, with the result that the shares are no longer available for grant.

(4)

The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual’s termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of weighted average exercise price.

The Board of Directors recommends a vote “FOR” the adoption of the amendment and restatement of
Vishay’s 2007 Stock Option Program.

PROPOSAL FOUR

PROPOSAL TO AMEND THE COMPANY’S CHARTER DOCUMENTS TO LIMIT THE SIZE OF THE
BOARD OF DIRECTORS AND TO GRANT TO THE BOARD OF DIRECTORS THE EXCLUSIVE
AUTHORITY TO DETERMINE THE NUMBER OF DIRECTORS

Description of the Proposal

The size of the Board of Directors is currently governed by Vishay’s by-laws, which provide that the number of directors may not be less than three nor more than fifteen, and that the number of directors may be fixed by action of either the stockholders or the directors. In addition, the by-laws also provide that the number of directors may be increased or decreased by action of the directors. This proposal would amend the Company’s certificate of incorporation and its by-laws to grant the Board of Directors the exclusive authority to establish the size of the Board of Directors, and amend Vishay’s certificate of incorporation to limit the size of the Board of Directors to between three and fifteen directors. The provisions of the charter documents that provide for the staggering of the Vishay board into three classes, each serving a three year term, would not be changed.

Under this proposal, the Company’s certificate of incorporation would be amended to add a new Section 6 to Article Seventh, which would read as follows:

“6.     The number of directors shall be fixed from time to time exclusively by action of the Board of Directors, but shall consist of not fewer than three directors and not more than fifteen directors. If the number of directors is not fixed, the number shall be three.”

In addition, in order to avoid any inconsistency between the amended certificate of incorporation and Article II, Section 2 of the by-laws, which currently provides that the number of directors may be fixed by action of the stockholders or the Board of Directors, Article II, Section 2 of the by-laws would be amended to read as follows:

“2.     QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The number of directors constituting the whole board shall be not less than three and not more than fifteen. Such number shall be fixed from time to time by action of the directors, or, if the number is not fixed, the number shall be three.”

The Board of Directors has approved the proposed amendments to the certificate of incorporation and by-laws, subject to the approval of the Company’s stockholders.

Reasons for the Proposal

In May 2003, stockholders approved amendments to the Company’s certificate of incorporation and by-laws providing for the staggering of the Board of Directors into three classes. Among the purpose of these changes were to encourage persons considering unsolicited, unilateral takeover actions to negotiate with the Company’s Board of Directors rather than pursue a non-negotiated takeover attempt. The Board of Directors believes that under most circumstances it can obtain the best terms for the Company and the stockholders if it is in a position to negotiate effectively on their behalf.

Typically, charter amendments providing for the staggering of a board of directors are accompanied by a provision giving the Board of Directors the sole authority to determine the size of the Board of Directors. If a person seeking to make a hostile bid for the issuer were able to solicit action by stockholders to increase the size of the Board of Directors and fill vacancies with persons chosen to support the hostile offer, the potency of the staggered board to encourage negotiation with the issuer would be diminished. The Company’s 2003 charter amendments inadvertently failed to include a provision on the directors’ authority to fix the size of the Vishay Board of Directors. The proposal is intended to remedy this omission, and consequently, the Board has determined that adoption of the foregoing amendments would be in the best interests of the Company.

The amendments contained in this proposal are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company’s stock or to obtain control of the Company through a proxy solicitation in opposition to management.

Possible Negative Effects of Authorizing the Board of Directors to Establish the Size of the Board of Directors

Although granting the exclusive authority to establish the size of the Board of Directors to the Board of Directors is designed as a protective measure for the Company’s stockholders, it may have the effect of preventing stockholders from realizing an opportunity to sell their shares of capital stock at higher than market prices by deterring unfriendly tender offers or other efforts to obtain control of the Company.

In addition, coupled with the classified board provisions currently provided for by the certificate of incorporation and by-laws, granting the exclusive authority to establish the number of directors to the Board of Directors may serve to generally delay, deter or impede changes in control of the Board of Directors or the approval of certain stockholder proposals that might have the effect of facilitating changes in control of the Board of Directors, even if the holders of a majority of the Company’s voting securities believe the changes or actions would be in the best interests of the Company and its stockholders. For example, granting the authority to establish the size of the Board of Directors to the directors would operate to increase the time required for someone to obtain control of the Company without the cooperation or approval of the incumbent Board of Directors, even if that person holds or acquires a majority of the voting power.

The Board of Directors has considered the potential adverse impact of the proposed amendments and has concluded that such adverse effects are outweighed by the benefits the amendments would afford the Company and its stockholders.

Existing Anti-Takeover Devices

Provisions under the Certificate of Incorporation and By-laws. The Company’s certificate of incorporation and bylaws provide for a classified board of directors serving staggered terms. The staggered terms for directors serves to moderate the pace of change in the board by extending the time required to elect a majority of directors from one to two years. This delay reduces the vulnerability of the Company to unsolicited takeover attempts and attempts to compel the Company’s restructuring or otherwise force it into an extraordinary transaction.

The Company has two outstanding classes of common stock, common stock and Class B common stock. The Company is authorized to issue 40,000,000 shares of Class B common stock, each of which entitles its holder to ten votes per share. On the record date, the Company had 14,352,888 shares of Class B common stock issued and outstanding, of which Dr. Zandman has beneficial ownership and voting power over 14,261,316 of such shares, giving Dr. Zandman the power to cast approximately 45.2% of the outstanding voting power of the Company. For so long as Dr. Zandman or his successors retain voting power at this level, it is unlikely that a takeover of the Company to which Dr. Zandman or those successors are opposed could be successfully implemented.

The certificate of incorporation also authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $1.00 per share in one or more series, none of which has been reserved or issued. The Board of Directors is authorized, without any further action by the stockholders, to determine the powers, preferences, and any other rights, and the qualifications, limitations and restrictions thereof of any series and the designation thereof. Pursuant to the authority granted by this provision, the Board of Directors may designate a series of preferred stock in connection with adopting a stockholders’ rights plan commonly known as a “poison pill.” Stockholders’ rights plans are designed to encourage potential acquirers to negotiate with a company’s board of directors to preserve for stockholders the value of a company in the event of a takeover attempt, particularly if the common stock of the company is trading at prices substantially less than the company’s long-term value. Rights plans reduce the likelihood that a potential acquirer who is unwilling to pay a market premium that a company’s board of directors determines is sufficient will attempt to acquire stock by means of an open market accumulation, front-end loaded tender offer or other coercive or unfair takeover tactics.

In the event that the Board of Directors does approve and adopt a rights plan it would discourage unsolicited takeover bids from third parties or efforts to remove incumbent management, or make these actions more difficult to accomplish. Together with the existence of a staggered board of directors, a rights plan would ensure that in the case of an unsolicited takeover offer, the Company and its stockholders would be protected from takeover attempts, or the acquisition of a substantial block of equity, on terms which may be less favorable to its stockholders generally than would be available in transactions negotiated with and approved by the Board of Directors.

Provisions Under Delaware Law. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, may be deemed to have certain anti-takeover effects by prescribing certain voting requirements in instances in which there is a transaction between a publicly held Delaware corporation and an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) during the three-year period following the time such person became an interested stockholder.

In addition, although Section 214 of the Delaware General Corporation Law provides that a corporation’s certificate of incorporation may provide for cumulative voting for directors, the certificate of incorporation does not provide for cumulative voting. As a result, the holders of a majority of the votes of the outstanding shares of common stock and Class B common stock have the ability to elect all of the directors being elected at any annual meeting of stockholders.

Except for the filing of the amendment to the certificate of incorporation and the adoption of the amendment to the by-laws, both as discussed above, the Board of Directors has no current intention to otherwise adopt any other anti-takeover measures, although the Board of Directors may determine to adopt one or more of such measures at a later date. If the amendments to our certificate of incorporation and by-laws are not approved, the current provisions of our certificate of incorporation and by-laws will continue to govern.

The Board of Directors recommends that you vote “FOR” the adoption of amendments to Vishay’s certificate of incorporation and by-laws to limit the maximum number of members of the Board of Directors to fifteen and to grant the Board of Directors the exclusive authority to determine the size of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers. See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director and executive officer Ziv Shoshani. Mr. Yitzhak Shoshani is vice president and general manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products mainly in the Israeli market. Mr. Yitzhak Shoshani earned $453,745 in connection with the performance of Ecomal Israel for 2007.

Dubi Zandman is a cousin of Executive Chairman Dr. Felix Zandman and a Vice President of the Vishay Measurements Group. For 2007, Mr. Dubi Zandman received salary and bonus of $184,351, benefits including a housing allowance and relocation costs (which are customary for any Vishay employees on international assignments) totaling $98,965, and $26,200 realized from the exercising and sale of company stock options.

Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Vice Chairman Marc Zandman. Mr. Klausner is a Vice President and Treasurer of Vishay. For 2007, Mr. Klausner received salary, bonus, and benefits totaling $231,554, of which $65,531 was realized from the exercising and sale of company stock options.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman. Mr. Roy Shoshani is employed in the research and development department of Vishay Israel Limited. For 2007, Mr. Roy Shoshani received salary and benefits totaling $178,211.

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited. For 2007, Mr. Goddard received a consulting fee of $60,069.

Alon Shagir is the brother-in-law of Marc Zandman. Mr. Shagir is employed by Vishay Israel Limited as a process engineer. For 2007, Mr. Shagir received salary and benefits totaling $34,584.

Ron Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Beginning in November 2006, Mr. Ron Shoshani is employed as a sales engineer by Vishay Israel Limited. For 2007, Mr. Ron Shoshani received salary and benefits totaling approximately $44,225.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting. The Board of Directors is not aware of any other matters proposed to be presented at the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2007 accompanies this proxy statement. Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

To be eligible for inclusion in our proxy materials for the 2009 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 17, 2008.

By order of the Board of Directors,

William M. Clancy
Corporate Secretary

April 16, 2008

ANNEX A

TEXT OF PROPOSED CHANGES TO THE VISHAY INTERTECHNOLOGY, INC.
2007 STOCK OPTION PROGRAM

The text of the proposed amended and restated 2007 Program is set forth below in its entirety, with deletions indicated by strikeout and additions indicated by underline:

Vishay Intertechnology, Inc. 2007 Stock ~~Option~~Incentive Program
(as amended and restated effective April 2008)

1. Purpose

The Vishay Intertechnology, Inc. 2007 Stock ~~Option~~Incentive Program (the “Program”) provides for the grant of ~~options to purchase Common Stock~~stock options, restricted stock and restricted stock units to executive officers, key employees and directors of Vishay Intertechnology, Inc. (the “Company”) ~~to executive officers and key employees of the Company~~ and its subsidiaries. The purpose of the Program is to enhance the long-term performance of the Company and to provide the selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.

2. Definitions

Whenever used in the Program, the masculine pronoun shall be deemed to include the feminine, the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a)	“Agreement” means the written ~~stock option~~ agreement between the Company and a Participant ~~described in Section 6(a)~~, or other documentation, evidencing ~~a Stock Option~~an Award.

(b)	“~~Beneficiary” The person or persons designated by a Participant to exercise a Stock Option in the event of the Participant’s death while employed by the Company, or in the absence of such designation, the executor or administrator of the Participant’s estate.~~ Award” means a Stock Option, Restricted Stock, Unrestricted Stock or Restricted Stock Unit.

(c)	“Board” means the Board of Directors of the Company.

(d)

“Cause” means conduct by a Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of the Board of Directors of the Company, or knowing violation of law in the course of performance of the duties of Participant’s employment with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company’s premises during regular business hours, (5) a conviction or plea of guilty or no contest to a felony or a crime involving dishonesty, or (6) a breach or violation of any Company policies regarding employee conduct, or a breach or violation of the terms of any employment or other agreement between Participant and the Company.

(e)	“Class B Common Stock” means the Class B common stock, $0.10 par value per share, of the Company.

(f)	~~(e)~~ “Code” means the Internal Revenue Code of 1986, as amended.

(g)	~~(f)~~ “Committee” means the Compensation Committee of the Board of Directors of the Company.

(h)	~~(g)~~ “Common Stock” means the ~~Common Stock~~common stock, par value $0.10 per share~~,~~ of the Company, other than Class B Common Stock.

(i)	~~(h)~~ “Company” means Vishay Intertechnology, Inc. a Delaware corporation, or any successor organization.

(j)	~~(i)~~ “Consent” has the meaning prescribed in Section ~~10~~13 below.

(k)	~~(j)~~ “Disability” means a physical or mental condition which, in the judgment of the Committee, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination the Committee may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. The Committee may make the determination in its sole discretion and any decision of the Committee shall be binding on all parties.

(l)	~~(k)~~ “Employee” means a full-time, nonunion, salaried employee, as that term is understood under the common law, of the Company.

(m)	~~(l)~~ “Exercise Price” means the price per share at which Common Stock may be purchased upon exercise of a Stock Option.

(n)	~~(m)~~ “Expiration Date” means the last date upon which a Stock Option can be exercised, as described in Section 6(b).

(o)	~~(n)~~ “Fair Market Value” means, for any particular date, the last sale price of the Common Stock on the New York Stock Exchange or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of the Common Stock as reported for such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date. In the event that the Fair Market Value cannot be thus determined, it shall be determined in good faith by the Committee.

(p)	~~(o)~~ “Involuntary Termination” means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

(q)	~~(p)~~ “Participant” means an ~~eligible Employee~~individual to whom ~~a Stock Option~~an Award is granted pursuant to the Program.

(r)	~~(q)~~ “Program” means the 2007 Vishay Intertechnology, Inc. Stock ~~Option~~Incentive Program.

(s)	~~(r)~~ “Program Action” has the meaning prescribed in Section ~~10~~13 below.

(t)	“Restricted Stock” means restricted shares of Common Stock that may not be transferred until vested and are forfeitable.

(u)	“Restricted Stock Unit” or “RSU” means the right to receive a share of Common Stock when the RSU vests.

(v)	~~(s)~~ “Retirement” means a Termination of Employment from the Company or a Subsidiary, with the consent of the Company, on or after the “normal retirement age” defined under any tax qualified retirement plan maintained by the Company.

~~(t)~~	~~“Stock” means the Company’s common stock, $0.10 par value.~~

(w)	~~(u)~~ “Stock Option” or “Option” means a right to purchase shares of Common Stock granted pursuant to Section 6 of this Program, which shall not be treated as an incentive stock option under section 422 of the Code.

(x)	~~(v)~~ “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the ~~Option~~Award, each of the corporations other than the last corporation in the unbroken chain owns stock equal to 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(y)	~~(w)~~ “Termination of Employment” means the termination of the employee -employer relationship between ~~a Participant~~an Employee and the Company or a Subsidiary, or the termination of service as a member of the Board, regardless of the fact that severance or similar payments are made to the Participant, for any reason, including, but not limited to, a Voluntary Resignation, Involuntary Termination, termination for Cause, death, Disability or Retirement. The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause. If a Participant is both an Employee and a member of the Board or if a Participant ceases to be an Employee or Board member and immediately commences service in the other capacity, then a Termination of Employment shall occur when the Participant is neither an Employee nor a member of the Board.

(z)	“Unrestricted Stock” means unrestricted shares of Common Stock.

(aa)	~~(x)~~ “Voluntary Resignation” means a Termination of Employment as a result of the Participant’s resignation.

3. Administration

     a) The Program shall be administered by the Committee, which shall consist of at least two directors who ~~are not eligible to participate in the Program and~~ are not Employees of the Company or a Subsidiary. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under the Program to qualify for the exemptions available under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, the members of the Committee shall be “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from ~~Stock Options~~Awards to be deductible by the Company pursuant to section 162(m) of the Code, the members of the Committee shall be “outside directors” within the meaning of section 162(m). Notwithstanding the foregoing, no grant of ~~a Stock Option~~an Award shall be invalidated if the Committee is not so constituted. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the ~~Plan~~Program that would otherwise be the responsibility of the Committee.

     b) The Committee shall have full authority, in its discretion, (a) to determine the Employees of the Company or any Subsidiary to whom ~~stock options~~Awards shall be granted and the terms and provisions of ~~stock options~~each Award, subject to the provisions of this Program, (b) to exercise all of the powers granted to it under this Program, (c) to construe, interpret and implement the Program and any Agreement, (d) to prescribe, amend and rescind rules and regulations relating to this Program, including rules governing its own operations, (e) to determine the terms and provisions of the respective Agreement with each Participant, (f) to make all determinations necessary or advisable in administering the Program, and (g) to correct any defect, supply any omission and reconcile any inconsistency in the Program. The Committee’s determinations under the Program need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, ~~stock options~~Awards under the Program (whether or not such persons are similarly situated). The Committee’s decisions shall be final and binding on all Participants.

     c) Action of the Committee shall be taken by the vote of a majority of its members. The determination of the Committee on all matters relating to the Program or any Agreement (including, without limitation, the determination as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligations in accordance with the terms of this Program) shall be final, binding and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Program or any award thereunder.

     d) Notwithstanding any other provision of the ~~Plan~~Program, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s) or any member of the Board), among those eligible to receive awards pursuant to the terms of the ~~Plan~~Program, who will receive ~~Options~~Awards and the size of each such grant, to the fullest extent permitted by ~~section~~Section 157 of the Delaware General Corporation Law (or any successor provision thereto).

     e) With respect to Awards granted to members of the Board who are not employees of the Company, the Program shall be administered (as otherwise set forth in this Section 3), including determining which individuals shall receive Awards and the terms of any such Awards, solely by the Board.

4. Shares Available

     a) Subject to adjustment in accordance with Section 4(b), the number of shares of Common Stock for which ~~stock options~~Awards may be granted under this Program is 3,000,000, which may consist of treasury shares or authorized but unissued shares. The maximum number of shares of Common Stock subject to ~~Stock Options~~Awards granted under this Program to any participating Employee for any year shall not exceed 300,000 shares, subject to adjustment in accordance with Section 4(b), below. To the extent permitted by law, any shares of Common Stock attributable to the unexercised or otherwise unsettled portion of any Stock Option that is forfeited, canceled, expires or terminates for any reason without being exercised or otherwise settled in full shall again be available for the grant of ~~Stock Options~~Awards under this Program, and any shares of Common Stock tendered to the Company in payment of the Exercise Price of a Stock Option shall also be available for the grant of ~~Stock Options~~Awards under this Program, provided that no more than 3,000,000 shares of Common Stock cumulatively shall be available under this Program at any time.

     b) If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, or stock split-up, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares that may be delivered under the Program and the number of shares subject to each outstanding Option award, and, if appropriate, the Exercise Price under each such Option, shall be equitably adjusted by the Committee, whose determination shall be final, binding and conclusive. After any adjustment made pursuant to this Section 4(b), the number of shares subject to each outstanding Option shall be rounded ~~up~~down to the nearest whole number.

5. Eligibility

Officers ~~and~~, other Employees of the Company or a Subsidiary, and members of the Board, who are responsible for or contribute to the management, growth, and profitability of the business of the Company or a Subsidiary are eligible for participation in this Program. The selection of ~~Employees~~individuals for participation in the Program shall be made by the Committee, based on a subjective evaluation of each individual’s performance and expected future contribution to the Company and its Subsidiaries, and may take into account the recommendations of the Chief Executive Officer of the Company.

6. Granting of Stock Options

     a) Grant of Stock Options. The Committee, in its discretion, may grant Stock Options during any year that this Program is in effect to any eligible Employee. The terms of each Stock Option shall be contained in an Agreement, which shall contain the number of shares of Common Stock covered by the Option, the period during which the Option may be exercised, the Exercise Price, and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate. The Committee shall have complete discretion in determining the number of shares of Common Stock subject to each Option grant (subject to the share limitations set forth in Section 4(a)) and, consistent with the provisions of this Program, the terms, conditions and limitations pertaining to each Option. The terms of Options need not be uniform among Participants. By accepting a Stock Option, a Participant thereby agrees that the Option shall be subject to all of the terms and conditions of this Program and the applicable Agreement.

     b) Option Term. The duration of each Option shall be specified in the Agreement and shall not exceed ten (10) years.

     c) Option Price. The Exercise Price of the Common Stock purchasable under any Stock Option shall be determined by the Committee and set forth in each Agreement, subject to adjustment in accordance with Section 4(b). The Exercise Price shall not be less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

     d) Exercise of Stock Options. Each Agreement shall contain a vesting schedule, which shall specify when the Stock Option shall become vested and thus exercisable; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, and may permit the Participant or any other designated person acting for the benefit of the Participant to exercise all or any part of the Option during all or part of the remaining Option term specified in Section 6(a), notwithstanding any provision of the Agreement to the contrary.

     e) Termination of Employment.

          (i) Death or Disability. If ~~an Optionee~~a Participant has a Termination of Employment as a result of death or Disability, the time at which the unexercised portion of any Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full. Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date or first anniversary of the ~~Optionee’~~Participant’s death or disability. Any exercise of an Option following ~~an Optionee’~~a Participant’s death shall be made only by the ~~Optionee’~~Participant’s executor or administrator, unless the ~~Optionee’~~Participant’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If ~~an Optionee’~~a Participant’s personal representative or the recipient of a specific disposition shall be entitled to exercise an Option pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Program and the applicable Agreement which would have applied to the ~~Optionee~~Participant.

          (ii) Retirement. If ~~an Optionee~~a Participant has a Termination of Employment due to Retirement, the time at which the unexercised portion of an Option becomes exercisable may be accelerated, including to make the Option immediately exercisable in full. Except as otherwise provided in an applicable Agreement, the Option, to the extent that it is not exercisable on the date of retirement, shall expire and terminate on such date of retirement and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of retirement, shall expire and terminate on the earlier of the last day of the Option term or the first anniversary of the ~~Optionee’~~Participant’s retirement.

          (iii) Other Termination. Except as otherwise provided in an applicable Agreement, if ~~an Optionee~~a Participant has a Termination of Employment for reasons other than as provided in subsections (i) and (ii) above, the Option, to the extent that it is not exercisable on the date of termination, shall expire and terminate on such date of termination and the Option, to the extent that it is exercisable (including after any acceleration of vesting) on such date of termination, shall expire and terminate on the earlier of the Expiration Date of the Option or on the 60th day after the ~~Optionee’~~Participant’s termination; provided, however, that the unexercised portion of any Option (including any vested portion) shall expire and terminate immediately upon a Termination of Employment for Cause.

          (iv) In the event that the Company in its sole discretion determines that the ~~Optionee~~Participant has, at any time during the 12-month period following Termination of Employment violated the terms of any agreement with the Company or a Subsidiary regarding (i) engaging in a business that competes with the business of the Company or any Subsidiary, (ii) interfering in any material respect with any contractual or business relationship of the Company or any Subsidiary, or (iii) soliciting the employment of any person who was during such 12-month period, a director, officer, partner, Employee, agent or consultant of the Company or a Subsidiary, then (x) all outstanding unexercised Stock Options issued to the holder pursuant to the Program shall be forfeited and (y) upon written request from the Company, the ~~Optionee~~Participant shall pay to the Company any gain realized upon the exercise of an Option within the 12-month period preceding the violation or such other period as may be set forth in the applicable Agreement.

     f) Transfer of Option. Unless the Committee determines otherwise at the time an Option is granted, no Option granted under the Program shall be assignable or transferable other than by will or by the laws of descent and distribution, and all ~~such options~~Options shall be exercisable during the life of the ~~Optionee~~Participant only by the ~~Optionee~~Participant or his legal representative.

     g) Substituted Options. Notwithstanding anything to the contrary in this Section 6, any Option issued in substitution for an Option previously issued by another entity, which substitution occurs in connection with a transaction to which Code section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued Option being replaced thereby.

7. Exercise of Stock Options

~~a)~~ A Stock Option shall be exercised by the delivery of a written notice of exercise to the ~~Corporate~~Vice President and Secretary of the Company, or such other person specified by the Committee, setting forth the number of ~~Shares~~shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment of the Exercise Price and any required withholding taxes. Payment of the Exercise Price for the shares of Common Stock being purchased shall be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company), or (b) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe. The Committee may allow exercises to be made by means of a “cashless exercise,” with the delivery of payment as permitted under Federal Reserve Board Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Program’s purpose and applicable law. Payment shall be made on the date that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant. Promptly after receiving payment of the full Exercise Price, the Company shall, subject to the provisions of Section ~~10,~~13, deliver to the Participant, or to such other person as may then have the right to exercise the Option, a certificate for the shares of Common Stock for which the Option has been exercised.

     ~~b) The Company shall withhold any taxes required to be withheld by federal, state or local government. The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares. A Participant may pay the withholding tax in cash, or, if the Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the exercise of a stock option. Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.~~

8. Employees Based Outside of the United States

Notwithstanding any provision of this Program to the contrary, in order to foster and promote the achievement of the purposes of the Program, or to comply with these provisions in other countries in which the Company or any Subsidiary operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to (i) determine which Employees employed outside the United States are eligible to participate in the Program, (ii) modify the terms and conditions of any options granted to Employees who are employed outside the United States (including the grant of stock appreciation rights, as described in the following paragraph, in lieu of stock options), and (iii) establish subprograms, modified Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable.

The Committee in its discretion may grant stock appreciation rights in lieu of ~~stock options~~Stock Options to Employees employed outside the United States. A stock appreciation right shall provide an Employee the right to receive in cash the difference between the Fair Market Value of a share of Common Stock on the grant date and the exercise date, and otherwise shall have the same terms and conditions as a Stock Option granted hereunder. Stock appreciation rights granted under this Section 8 shall be considered as Stock Options for the application of the limitations in Section 4(a) of the Program.

9. No Rights as a Stockholder

No Participant (or other person having the right to exercise an ~~option~~Option) shall have any of the rights of a stockholder of the Company with respect to shares subject to an Option until the issuance of a stock certificate to such person for such shares or the establishment of an account evidencing ownership of such shares in uncertificated form, except as otherwise provided in Section 4(b).

10. Restricted Stock

     a) Restricted Stock Grants. The Committee may grant Restricted Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Program. The terms of a grant of Restricted Stock shall be contained in an Agreement, which shall contain the number of shares of Restricted Stock granted, when the Restricted Stock vests and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate If the Restricted Stock is newly issued by the Company, the Participant must make payment to the Company or its exchange agent in an amount at least equal to the par value of the shares as required by the Committee and in accordance with the Delaware General Corporation Law.

     b) Issuance of Stock Certificate(s). Promptly after the Committee grants Restricted Stock to a Participant, the Company or its exchange agent shall issue to the Participant a stock certificate or stock certificates for the shares of Common Stock covered by the Award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificate(s) or establishment of such account, the Participant shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in Sections 10(d) and 10(e); (ii) in the Committee’s discretion, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Agreement.

     c) Custody of Stock Certificate(s). Unless the Committee shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Agreement. The Committee may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability or, if the Restricted Stock is in book entry form, that such book entry or account be subject to electronic coding or stop order indicating that such shares of Restricted Stock are restricted by the terms of the Program. Such legend, electronic coding or stop order shall not be removed until such shares of Restricted Stock vest.

     d) Nontransferability. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the nontransferability of the restricted stock shall laps.

     e) Termination of Employment. Except as may otherwise be provided by the Committee at any time prior to a Participant’s termination of employment, a Participant’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all Restricted Stock that has not yet vested as of the date of such termination of employment. Unless the Board or the Committee determines otherwise, all dividends paid on such shares also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held, by the Participant’s repayment of dividends received directly, or otherwise.

11. Unrestricted Stock

The Committee may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Program, to such key persons and in such amounts as the Committee shall determine in its sole discretion.  Shares may be thus granted or sold in respect of past services or other valid consideration.

12. Restricted Stock Units

     a) Restricted Stock Unit Grants. The Committee may grant Restricted Stock Units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Program. The terms of a grant of Restricted Stock shall be contained in an Agreement, which shall contain the number of shares of Restricted Stock granted, when the Restricted Stock vests and any additional terms and conditions not inconsistent with this Program that the Committee deems to be appropriate. RSUs may be awarded independently of or in connection with any other Award under the Program.

     b) Vesting. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Program or the applicable Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the RSUs shall vest.

     c) Termination of Employment. Except as may otherwise be provided by the Committee at any time prior to a Participant’s termination of employment, a Participant’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all RSUs that have not yet vested as of the date of such termination of employment.

13. ~~10.~~ Consents and Approvals

If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the issuance of shares under the Program or the taking of any other action thereunder (each such action being hereinafter referred to as a “Program Action”), then such Program Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. The term “Consent” as used herein with respect to any Program Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Program Action by any governmental or other regulatory bodies.

14. Change in Control

     a) Change in Control Defined. A “Change in Control” shall be deemed to have occurred at such time as:

          (i) a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company or any of its Subsidiaries or any employee benefit plans of the Company or any of its Subsidiaries or any Permitted Holders) becomes the direct or indirect “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of 50% or more, in the aggregate, of the voting power of the (x) Common Stock and Class B Common Stock then outstanding or (y) other capital stock into which the Common Stock or Class B Common Stock is reclassified or changed;

          (ii) the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than to a Subsidiary of the Company; provided, however, that a transaction where the holders of the Common Stock and the Class B Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Change in Control;

          (iii) the Continuing Directors cease to constitute at least a majority of the Company’s board of directors; or

          (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

          “Permitted Holder” means each of Dr. Felix Zandman or his wife, children or lineal descendants, the Estate of Mrs. Luella B. Slaner or her children or lineal descendants, any trust established for the benefit of such persons, or any “person” (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any such person mentioned in this paragraph or any trust established for the benefit of such persons or any charitable trust or non-profit entry established by a Permitted Holder, or any group in which such Permitted Holders hold more than a majority of the voting power of the Common Stock and Class B Common Stock deemed to be beneficially owned by such group.

          “Continuing Director” means a director who either was a member of the Board of Directors on April 1, 2008 or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by majority of the Continuing Directors on the Board of Directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such individual is named as nominee for director.

     b) Effect of a Change in Control.

          (i) Upon the occurrence of a Change in Control, the Committee may cause all or some of the Awards outstanding under the Program to be fully vested as of the effective date of the Change in Control.

          (ii) Upon the occurrence of a Change in Control that results in (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion (which may include not treating all options uniformly), elect to either:

1.	amend each Stock Option so that it becomes exercisable in full at least two weeks before the occurrence of such event and expires upon the occurrence of such event;

2.

cancel, effective immediately prior to the occurrence of such event, each Stock Option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant an amount in cash, for each share of Common Stock subject to such Stock Option equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Stock Option; or

3.

provide for the exchange of each Stock Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property which a holder of the number of shares of Common Stock subject to such Stock Option would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the Stock Option, or the number of shares or amount of property subject to the Stock Option or, if appropriate, provide for a cash payment to the Participant in partial consideration for the exchange of the Stock Option.

15. Limitations Imposed by Section 162(m)

     a) Qualified Performance-Based Compensation. The Committee may make the granting and/or vesting of an Award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below. It is intended that the compensation realized by the Participant from such Awards would qualify as “qualified performance-based compensation” within the meaning of Code section 162(m).

     (i) Performance Goals. Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under section 162(m) of the Code, the Committee shall establish one or more objective performance goals with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) adjusted net income (meaning net income, excluding restructuring and related severance costs, inventory write-downs and related purchase commitment charges, write-offs of purchased research and development, and individually material one-time gains or charges); (c) gross or net sales; (d) cash flow(s) (including either operating or net cash flows); (e) financial return ratios; (f) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (g) value of assets, return or net return on assets, net assets or capital (including invested capital); (h) adjusted pre-tax margin; (i) margins, profits and expense levels; (j) dividends; (k) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (l) reduction of losses, loss ratios or expense ratios; (m) reduction in fixed costs; (n) operating cost management; (o) cost of capital; (p) debt reduction; (q) productivity improvements; (r) inventory turnover measurements; or (s) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal (A) may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, (3) on an absolute and/or relative basis, and (B) may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Program shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder:

1.

all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

2.

all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and

3.	all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

4.

To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

          (ii) Performance Period. The Committee in its sole discretion shall determine the length of each performance period.

     b) Nonqualified Deferred Compensation. Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s federal tax deduction in respect of an Award may be limited as a result of section 162(m) of the Code, the Committee may take the following actions:

          (i) With respect to Options, the Committee may delay the exercise or payment, as the case may be, in respect of such Options until a date that is within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. In the event that a Participant exercises an Option at a time when the grantee is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of such Option, the Committee shall credit a cash amount equal to the Fair Market Value of the Common Stock payable to the Participant to a book account. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

          (ii) With respect to Restricted Stock or RSUs, the Committee may require the Participant to surrender to the Committee any certificates with respect to Restricted Stock and agreements with respect to RSUs, in order to cancel the awards of such Restricted Stock or RSUs. In exchange for such cancellation, the Committee shall credit to a book account a cash amount equal to the Fair Market Value of the shares of Common Stock subject to such Awards. The amount credited to the book account shall be paid to the Participant within 30 days after the date that compensation paid to the grantee no longer is subject to the deduction limitation under section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

16. Tax Withholding

The Company shall withhold any taxes required to be withheld by federal, state or local government in connection with an Award. The Company shall have the right to require a Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares. A Participant may pay the withholding tax in cash, or, if the Agreement provides, a Participant may also elect to have the number of shares of Common Stock he is to receive reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the shares determined as of the date on which the amount of tax to be withheld is determined, is sufficient to satisfy federal, state and local, if any, withholding taxes arising from the Award. Any such election must be made on or before the date on which the amount of tax required to be withheld is determined.

17. ~~11.~~ Right of Discharge Reserved

Nothing in the Program or in any Agreement shall confer upon any Participant the right to continue as an Employee or executive officer of the Company or any Subsidiary, or affect any right which the Company may have to terminate such Employee or executive officer.

18. ~~12.~~ Amendment

The Board may amend the Program, and the Committee may amend any outstanding Agreement, in any respect whatsoever, except that, other than pursuant to Section 13(b), no amendment to an outstanding Agreement shall materially impair any rights or materially increase any obligations of any Participant under any ~~Option~~Award without the consent of the Participant (or, after the Participant’s death, the person ~~having the right to exercise the option~~succeeding to the Participant’s interests with respect to the Award). An amendment shall be subject to stockholder approval to the extent necessary for compliance with Code section 162(m) and other applicable law or regulation.

19. ~~13.~~ Term of the Program

This Program ~~shall be~~initially became effective on May 22, 2007, the date approved by the stockholders of the Company. The Program, as amended and restated, is effective on ________, 2008, the date the amendment and restatement was adopted by the Board. The Program shall terminate upon the earlier of (i) the date on which all Common Stock available under this Program have been issued ~~pursuant to the exercise of stock options~~, (ii) the tenth anniversary of the effective date, or (iii) the termination of this Program by the Committee subject to approval of the Board of Directors of the Company. No ~~Stock Option~~Award may be granted after the termination of the Program. Any outstanding ~~Stock Options~~Awards as of the date the Program terminates shall remain in full force and effect, subject to the terms of the Program and the relevant Agreement relating to such ~~Stock Option~~Award.

20. ~~14.~~ Indemnification

Each person who is or shall have been a member of the Committee, or of the Board of Directors, shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by such person in settlement thereof with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled from the Company, as a matter of law, or otherwise.

21. ~~15.~~ Successors

All obligations of the Company under the Program, with respect to any ~~Stock Options~~Award granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

22. ~~16.~~ Severability

In the event any provision of the Program shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

23. ~~17.~~ Governing Law

This Program and any grant of ~~Stock Options~~Awards made and any action taken hereunder shall be subject to and construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

PROXY FORM
VISHAY INTERTECHNOLOGY, INC.
2008 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Mr. Richard N. Grubb, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at The Rittenhouse Hotel Ballroom North, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Wednesday, May 28, 2008, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

(1)	To elect the following four persons to the Board of Directors of Vishay to serve for terms of three years and until their successors are elected:

Class II Directors Eliyahu Hurvitz Dr. Abraham Ludomirski Wayne M. Rogers Mark I. Solomon

FOR ALL ☐

WITHHOLD ALL ☐

	EXCEPTIONS ☐	(To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and line through or otherwise strike out the name of such nominee(s) listed above.)

(2)	To ratify the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2008.

FOR ☐ AGAINST ☐ ABSTAIN ☐

(3)	To approve the amendment and restatement of Vishay’s 2007 Stock Option Plan.

FOR ☐ AGAINST ☐ ABSTAIN ☐

(4)	To approve the amendments to Vishay’s charter documents.

FOR ☐ AGAINST ☐ ABSTAIN ☐

The Board of Directors Recommends a vote “FOR ALL” nominees listed in Proposal One, and “FOR” Proposals Two, Three and Four. If any other business is properly presented at the annual meeting, this proxy shall be voted in accordance with the judgment of the proxy holders. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its use.

(Continued and to be dated and signed on the other side.)

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” all nominees listed in Proposal One and “FOR” Proposals Two, Three and Four.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Receipt of the notice of annual meeting and of the proxy statement and annual report of Vishay accompanying the same is hereby acknowledged.

Dated: __________________, 2008

_________________________________ (Signature of Stockholder(s))

_________________________________ (PRINT NAME(S))

Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

If you plan to attend the annual meeting, please check this box: ☐

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held May 28, 2008.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2008 Annual Meeting of Stockholders

2007 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.